UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Information Statement

STANDARD MANAGEMENT CORPORATION

Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies: __________________________

	2)	Aggregate number of securities to which transaction applies: __________________________

3
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):     Total consideration of $2,649,863

	4)	Proposed maximum aggregate value of transaction: $2,649,863

	5)	Total fee paid: $104.14

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid: ______________________________________________________

	2)	Form, Schedule or Registration Statement No.: _____________________________________

	3)	Filing Party: ________________________________________________________________

	4)	Date Filed: _______________________________

STANDARD MANAGEMENT CORPORATION
10689 North Pennsylvania Street
Indianapolis, Indiana 46280

___________ __, 2008

To Our Shareholders:

          You are cordially invited to attend a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”) of Standard Management Corporation at our executive offices located at 10689 North Pennsylvania Street, Indianapolis, Indiana, on ____________, ___________, 2008 at 9:00 a.m., local time.

          At the Special Meeting, shareholders will be asked to consider and vote upon (i) a proposal to approve the Stock and Real Estate Purchase Agreement dated as of November 16, 2007 (the “Sale Agreement”), and to authorize the sale of all of the outstanding capital shares of our Precision Healthcare, Inc. subsidiary, and certain real estate, to Mr. Sam Schmidt or his designee and (ii) a proposal to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.

More information about the Sale Agreement and the sale of Precision and the real estate and the proposal to amend our Amended and Restated Articles of Incorporation is contained in the accompanying information statement, which we strongly encourage you to read in its entirety.  A copy of the Sale Agreement is attached as Appendix A to the information statement.  A copy of the proposed Articles of Amendment to our Amended and Restated Articles of Incorporation is attached as Appendix B to the information statement. After careful consideration, our board of directors has (i) approved the Sale Agreement and the sale of Precision and the real estate to Mr. Schmidt on the terms set forth in the Sale Agreement, and has determined that it is expedient and for the best interests of Standard Management and its shareholders that Standard Management consummate the sale of Precision and the real estate; and (ii) unanimously approved the amendment to our Amended and Restated Articles of Incorporation.  Our board of directors unanimously recommends that you vote “FOR” approval and authorization of the Sale Agreement and the sale of Precision and the real estate and “FOR” approval of the amendment of our Amended and Restated Articles of Incorporation to increase our authorized common stock.

If the sale of Precision and the real estate is approved by the shareholders and closes, we will no longer own any operating businesses. We will continue to be a public company, and intend to implement our strategy of acquiring pharmacies through our subsidiary, Universal HealthCare, LLC.  The enclosed information statement provides further information to our shareholders about our currently planned strategy following the sale of Precision.

Sincerely,

Ronald D. Hunter
Chairman, President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ___________, 2008

          NOTICE IS HEREBY GIVEN that a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”) of Standard Management Corporation will be held at our executive offices located at 10689 North Pennsylvania Street, Indianapolis, Indiana, on ____________, ___________, 2008 at 9:00 a.m., local time, to consider and vote on the following matters:

1.
A proposal to approve the Stock and Real Estate Purchase Agreement dated as of November 16, 2007 (the “Sale Agreement”), and to authorize the sale of all of the outstanding capital shares of our Precision Healthcare, Inc. subsidiary, and certain real estate, to Mr. Sam Schmidt or his designee; and

2.	A proposal to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.

Precision owns substantially all of our operating assets, and the closing of the transactions contemplated by the Sale Agreement requires approval of our shareholders in accordance with Section 23-1-41-2 of the Indiana Business Corporation Law.

The Board of Directors recommends a vote “FOR” both of the proposals listed above.

You should know that if you do not vote in favor of proposition number 1 above, you are or may be entitled to assert “dissenters' rights,” which provide that any holder of record of Standard Management’s shares that follows the procedures specified in Sections 23-1-44-1 through 23-1-44-20 of the Indiana Business Corporation Law is entitled to receive the “fair value” of such shares in lieu of continuing as a shareholder after the closing of the Sale Agreement.

We strongly encourage you to review the accompanying information statement in its entirety for more information about the sale of Precision and the real estate and the proposal to amend our Amended and Restated Articles of Incorporation.  A copy of the Sale Agreement between Standard Management and Mr. Schmidt relating to the sale of Precision and the real estate is attached as Appendix A to the information statement. The text of the proposed Articles of Amendment to our Amended and Restated Articles of Incorporation is attached as Appendix B to the information statement.  The information statement and its appendices form a part of this Notice.

Only shareholders of record at the close of business on December 14, 2007, may vote at the Special Meeting.  A complete list of shareholders of record entitled to vote at the Special Meeting will be available for review during ordinary business hours for a period of five business days before the Special Meeting at our executive offices.

By Order of the Board of Directors

Indianapolis, Indiana ____________ __, 2008	_______________ Secretary

STANDARD MANAGEMENT CORPORATION
10689 North Pennsylvania Street
Indianapolis, Indiana 46280

INFORMATION STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

The Board of Directors of Standard Management Corporation, an Indiana corporation, is providing this Information Statement in connection with a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”).  The Special Meeting will be held on __________, ___________, 2008 at 9:00 a.m., local time at our executive offices located at 10689 North Pennsylvania Street, Indianapolis, Indiana.

We intend to mail this information statement, including its Appendix, on or about ___________ __, 2008, to all shareholders entitled to vote at the Special Meeting.

We are not asking you for a proxy and you are requested not to send us a proxy.

SUMMARY TERM SHEET

This summary highlights selected information included elsewhere in this information statement.  This summary may not contain all of the information you should consider before voting on the proposal presented in this information statement.  We strongly encourage you to read the entire information statement carefully, including the attached Appendix.  For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.  In this information statement, “we”, “us” and “our” refer to Standard Management, unless the context otherwise requires.

•
The Sale of Precision and Certain Real Estate (pages __-__). We have agreed to sell all of our shares of Precision Healthcare, Inc, and certain unimproved real estate located in Bloomington, Indiana to Mr. Sam Schmidt of Henderson, Nevada, or his designees. Mr. Schmidt is one of our directors and is our largest shareholder. In consideration for the transfer of Precision and the real estate, Mr. Schmidt has agreed to cancel the indebtedness owed to him by us on a promissory note due May 1, 2008. The outstanding principal amount of the note is $2,500,000. The note bears interest at a rate of 10% per annum. At November 16, 2007, the accrued but unpaid interest on the note amounted to approximately $149,863. Mr. Schmidt also agreed to release a security interest on all of our personal property that secured our obligations on the note. If the sale of Precision is approved by our shareholders, the closing will take place as soon as practicable after the Special Meeting.

•
Reasons for the Sale of Precision and the real estate (pages __-__). Our board of directors concluded that the sale of Precision and the real estate is in the best interests of Standard Management for the following reasons:

o	The sale will reduce Standard Management’s debt; and
o	The favorable terms of the Sale Agreement.

•
Standard Management’s Operations after the Sale of Precision and the Real Estate (pages __-__). We will have no active operations after the sale of Precision and the real estate. We intend to implement our strategy of acquiring regional institutional pharmacies through our Universal Healthcare, LLC subsidiary.

•	Use of Proceeds from the Sale of Precision and the Real Estate (page __-__)

Because the consideration for the sale of Precision and the real estate will consist solely of cancellation of indebtedness, we will not realize any cash proceeds from the sale.

•	Conditions to Closing of the Sale of Precision and the Real Estate (pages __-__)

The parties’ obligations to consummate the sale of Precision and the real estate as set forth in the Sale Agreement will be subject to the satisfaction or waiver of a number of closing conditions. Among other conditions, our shareholders must have approved the sale of Precision and the real estate.

•	No Regulatory Approvals (page __)

The sale of Precision and the real estate is not subject to governmental or other regulatory approval.

•	Interests of Management, Directors and Significant Shareholders in the Sale of Precision and the real estate (page __)

Mr. Schmidt is one of our directors and is our largest shareholder. The $2,500,000 note that Mr. Schmidt will cancel in consideration of the sale of Precision and the real estate is secured by a pledge of all of the outstanding capital shares of Precision, a mortgage on the real estate and a security interest in substantially all of our personal property.

•	Tax Consequences of the Sale of Precision and the real estate (page __)

We will recognize a gain or loss on sale of Precision and the real estate pursuant to the Sale Agreement for United States federal income tax purposes as discussed in this information statement.

•	Dissenters’ Rights (pages __ - __)

Holders of our common shares are entitled to dissenters’ rights in connection with the sale of Precision and the real estate under the Indiana Business Corporation Law. Precision owns substantially all of our operating assets.

•	Shareholder Vote Required to Approve the Sale of Precision and the real estate (page __)

The sale of Precision and the real estate requires approval by the holders of a majority of our outstanding common shares entitled to vote.  If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the sale of Precision and the real estate as currently structured in the Sale Agreement.

If the sale of Precision and the real estate is not completed, the note owing to Mr. Schmidt will remain in force. Also, the pledge of Precision’s capital shares, the mortgage on the real estate and the security interest in our personal property will remain in force in accordance with their respective terms.

Mr. Schmidt and Mr. Ronald D. Hunter. our Chairman of the Board, President and Chief Executive Officer, have agreed to vote in favor of the approval of the Sale Agreement and the sale of Precision and the real estate. As of the date of this information statement, they beneficially own an aggregate of 20,737,187, or approximately 51.0%, of our outstanding common shares. Accordingly, approval of the Sale Agreement and the sale of Precision and the real estate are assured.

•	Recommendation of Our Board of Directors (page __)

After careful consideration, our board unanimously recommends that you vote “FOR” the proposal to approve the Sale Agreement, and the sale of Precision and the real estate pursuant to the terms of the Sale Agreement.

We are not soliciting your proxy and we request that you do not send us a proxy.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	36
WHERE YOU CAN FIND MORE INFORMATION	36
OTHER MATTERS	36
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	37

APPENDIX A Stock and Real Estate Purchase Agreement dated November 16, 2007	A-1

APPENDIX B Proposed Articles of Amendment to the Company’s Amended
and Restated Articles of Incorporation	B-1

QUESTIONS AND ANSWERS

Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

General Questions

1.  When and where will the Special Meeting take place?

The Special Meeting will be held on ____________, ______________, 2008 at Standard Management’s offices located at 10689 North Pennsylvania Street, Indianapolis, Indiana, beginning at 9:00 a.m. local time.

2. What am I being asked to vote on at the Special Meeting?

At the Special Meeting, you will be asked to vote upon (i) a proposal to approve the Sale Agreement and to authorize the sale of Precision and certain unimproved real estate located in Bloomington, Indiana; and (ii) a proposal to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock from 200,000,000 shares to 300,000,000 shares.

3.  How does the board recommend that I vote on the proposal for the Sale Agreement and the sale of Precision and the real estate and on the proposal for the increase in authorized common stock?

The board of directors recommends that you vote “FOR” the proposal to approve the Sale Agreement and the sale of Precision and the real estate and “FOR” the proposal to increase Standard Management’s authorized common stock.

4.  How do I vote?

We are not soliciting proxies, and you are requested not to send us a proxy. If you wish to vote on the proposals, you must attend the Special Meeting or give a proxy to a person who will attend the Special Meeting.

5. Who is entitled to vote at the Special Meeting?

Only holders of record of our common shares as of the close of business on December 14, 2007 are entitled to notice of and to vote at the Special Meeting.

6.  How many shares were outstanding on the record date?

At the close of business on December 14, 2007, the record date, there were 40,664,538 common shares outstanding and entitled to vote. A shareholder may vote (a) shares that are held of record directly in the shareholder’s name, and (b) shares held for the shareholder, as the beneficial owner, through a broker, bank or other nominee.  At the meeting, each outstanding common share will be entitled to one vote.

7. What is a “quorum” for purposes of the Special Meeting?

In order to conduct business at the Special Meeting, a quorum must be present.  A “quorum” is a majority of the outstanding shares entitled to be voted.  The shares may be present in person or represented by proxy at the Special Meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

8. What vote is required to approve the proposals for the Sale Agreement and the sale of Precision and the real estate and the proposal for the increase in authorized common stock?

Once a quorum has been established, (i) for the Sale Agreement and the sale of Precision to be approved, holders of at a majority of our outstanding shares must vote “FOR” the proposal and (ii) for the increase in our authorized shares to be approved, holders of more shares must vote in favor of the proposal than vote against.

Mr. Schmidt and Mr. Hunter have agreed to vote in favor of the approval of the Sale Agreement and the sale of Precision and the real estate. As of December 14, 2007, they beneficially own an aggregate of 20,737,187, or approximately 51.0%, of our outstanding common shares. Accordingly, approval of the Sale Agreement and the sale of Precision and the real estate are assured.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Your broker cannot vote your Standard Management shares without specific instructions from you.  Because the affirmative vote of a majority of the outstanding Standard Management common shares is required to approve and authorize the Sale Agreement and the sale of Precision and the real estate, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal to increase our authorized shares.

12. What happens if I abstain?

If you attend the Special Meeting but abstain from voting on the proposal, your shares will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposals to approve the sale of Precision and the real estate, your shares will be treated as votes against the proposal. Abstentions will have no effect on the proposal to increase our authorized shares.

Proposal No. 1:  Approval of the Sale Agreement and the sale of Precision and the real estate

1. Why did we agree to sell Precision and the real estate?

Our board of directors concluded that the sale of Precision and the real estate is in the best interests of Standard Management for the following reasons:
o	The sale will reduce Standard Management’s debt; and
o	The favorable terms of the Sale Agreement.

2. What will happen if the Sale Agreement and the sale of Precision and the real estate is approved by our shareholders?

If the Sale Agreement and the sale of Precision and the real estate is approved by our shareholders, we will sell all of the capital shares of Precision and the real estate to Mr. Schmidt pursuant to the terms of the Sale Agreement, and Standard Management will be relieved of certain indebtedness owed to Mr. Schmidt.

3. What will happen if the Sale Agreement and the sale of Precision and the real estate is not approved by our shareholders?

If the Sale Agreement and the sale of Precision and the real estate are not completed, the sale of Precision and the real estate as currently contemplated will not close. The note owing to Mr. Schmidt will remain in force. Also, the pledge of Precision’s capital shares, the mortgage on the real estate and the security interest in our personal property will remain in force in accordance with their respective terms. In such event, we would continue to conduct our business and would evaluate all available strategic alternatives.

4. When is the Sale Agreement and the sale of Precision and the real estate expected to be completed?

If the Sale Agreement and the sale of Precision and the real estate are approved at the Special Meeting, we expect to complete the sale of Precision and the real estate as soon as practicable after all of the conditions in the Sale Agreement have been satisfied or waived.  We are working toward satisfying the conditions to closing and completing the sale of Precision and the real estate as soon as reasonably practicable.  Under the Sale Agreement, Mr. Schmidt has the right to terminate the Sale Agreement if the closing of the sale of Precision and the real estate has not occurred by February 29, 2008.

5. How was the purchase price for Precision and the real estate determined?

The purchase price for Precision and the real estate was negotiated between representatives of Standard Management and Mr. Schmidt.  Our board of directors concluded that the negotiated price is in the best interests of Standard Management and our shareholders.

6. Am I entitled to dissenters’ rights in connection with the sale of Precision and the real estate?

Yes. Indiana law provides for dissenters’ rights in connection with this transaction.

7. What will happen to my Standard Management shares if the sale of Precision and the real estate is approved?

The sale of Precision and the real estate will not alter the rights, privileges or nature of our outstanding common shares.  Unless a shareholder perfects dissenters’ rights, a shareholder who owns Standard Management common shares immediately prior to the closing of the sale of Precision and the real estate will continue to hold the same number of shares immediately following the closing.

8. What does the board of directors of Standard Management recommend?

Our board of directors recommends a vote “FOR” approval of the Sale Agreement and the sale of Precision and the real estate.

Proposal No. 2:  Amendment Of The Company’s Amended And Restated Articles Of Incorporation To Increase The Company’s Authorized Common Stock

1. Why does the Board of Directors believe Standard Management needs to amend its Amended and Restated Articles of Incorporation to increase our authorized common stock?

The proposed increase in the number of shares of common stock will ensure that we have shares of common stock available for issuance in connection with any possible future transactions approved by the Board of Directors, including, among other things, stock splits, stock dividends, acquisitions, financings and other corporate purposes.

The Board of Directors believes that the availability of the additional shares of common stock for such purposes without delay or the necessity for an additional special shareholders’ meeting will be beneficial to us by providing us with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of common stock will provide us greater flexibility and will also enable us to act promptly in circumstances where the Board of Directors determines that the issuance of additional shares of common stock is advisable.

2. What does the Board of Directors of Standard Management recommend?

Our board of directors recommends a vote “FOR” approval of the amendment to our Amended and Restated Articles of Incorporation to increase our authorized common stock.

THE SPECIAL MEETING OF STANDARD MANAGEMENT SHAREHOLDERS

We are furnishing this information statement to our shareholders in connection with the Special Meeting.

When and Where the Special Meeting Will be Held

We will hold the Special Meeting at our executive offices, located at 10689 North Pennsylvania Street, Indianapolis, Indiana, on _____________, _____________, 2008 at 9:00 a.m., local time.

What Will be Voted Upon

At our Special Meeting, we are asking holders of record of Standard Management common shares to consider and vote on (i) a proposal to approve the Sale Agreement and the sale of Precision and the real estate; and (ii) a proposal to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.

Voting Securities; Quorum

Only holders of record of shares at the close of business on December 14, 2007, the record date, are entitled to notice of and to vote at our Special Meeting.  On the record date, 40,664,538 Standard Management common shares were issued and outstanding and held by approximately 350 holders of record.  Holders of record of Standard Management shares on the record date are entitled to one vote per share at the Special Meeting on the proposal.  The inspector of election appointed for our Special Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A quorum is necessary to hold a valid Special Meeting.  A quorum will be present at the Special Meeting if the holders of a majority of the Standard Management common shares outstanding and entitled to vote on the record date are present, in person or by proxy.  Mr. Schmidt and Mr. Hunter have each indicated to us that he will be present at the Special Meeting, so the presence of a quorum is assured.  Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

Approval of the Sale Agreement and the sale of Precision and the real estate requires approval by the holders of a majority of outstanding common shares entitled to vote at the Special Meeting.  Mr. Schmidt and Mr. Hunter have agreed to vote in favor of the proposals, so approval of the Sale Agreement and the sale of Precision and the real estate is assured. Approval of the amendment to our Restated Articles of Incorporation requires that holders of more shares vote in favor of the amendment than vote against.

Voting Your Shares

You may vote by proxy or in person at the Special Meeting.

Voting in Person - If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Special Meeting.

Voting by Proxy - We are not soliciting proxies, and you are requested not to send us a proxy. You may vote by proxy only if the person you appoint as your proxy is present at the Special Meeting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Sale Agreement, our intended operations after the sale of Precision, as well as those relating to if the Precision sale does not occur) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance.  You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements.  These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our shareholders; business disruptions resulting from the announcement of the Sale Agreement or the closing of the Precision sale; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC.  All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the following risk factors relating to the Sale Agreement and the sale of Precision and the real estate before you decide whether to vote for the proposal to approve the sale of Precision and the real estate.  You should also consider the other information in the information statement and the additional information in our other reports on file with the Securities and Exchange Commission.

After the sale of Precision, we will no longer own any pharmacy operations, and the success of our business will depend entirely on our strategy of acquiring pharmacies through Universal HealthCare.

If the sale of Precision and the real estate is completed, we will no longer own any operating pharmacies. Accordingly, the success of our business will depend entirely on our strategy of acquiring regional institutional pharmacies through our currently inactive wholly-owned subsidiary Universal HealthCare.

The failure to complete the sale of Precision and the real estate may lead to disruption of our business if we are unable to repay the debt to Mr. Schmidt.

The sale of Precision and the real estate is subject to a number of contingencies, including approval by our shareholders and other customary closing conditions.  We cannot predict whether the other conditions to closing the sale will be satisfied.  As a result, we cannot assure you that the sale of Precision and the real estate will be completed.  If we do not complete the sale, we may not be able to repay the debt owed on the note to Mr. Schmidt or the liabilities of Precision. If he seeks to enforce his rights under the note and the security documents related to the note, it may lead to a serious disruption of our business.

We have not sought independent advice regarding the fairness of the terms of the Sale Agreement nor have we sought an expert valuation of Precision or an appraisal of the real estate.

Our board of directors has concluded that the terms of the Sale Agreement are fair to Standard Management and its shareholders, but they have not sought independent advice regarding the fairness of the terms of the Sale Agreement. Further, they have not sought an expert valuation of Precision nor have they sought an appraisal of the real estate. The Sale Agreement recites the belief of the parties that the aggregate value of Precision and the real estate is less than the indebtedness being cancelled in exchange for Precision and the real estate. We cannot assure you that independent experts may not have concluded that the value of Precision and the real estate is greater than the consideration to be received by Standard Management pursuant to the Sale Agreement.

Our independent auditors have expressed doubt regarding the Company’s ability to continue as a going concern. The loss of the revenue and cash flow of Precision may place a greater strain on Standard Management’s ability to continue as a going concern.

In their report dated April 20, 2007 our independent auditors stated that our financial statements for the years ended December 31, 2006 and 2005 were prepared assuming the Company would continue as a going concern. The auditors expressed “substantial doubt” about the Company’s ability to continue as a going concern based on a lack of liquidity combined with recurring losses from continuing operations. While the completion of the sale of Precision and the real estate will reduce Standard Management’s debt, the loss of the revenue and cash flow of Precision may place a greater strain on Standard Management’s ability to continue as a going concern.

We cannot assure any shareholders that elect to exercise dissenters’ rights that our shares have any value.

Any of our shareholders who perfect dissenters’ rights with respect to the sale of Precision and the real estate have a right to have their shares valued by a court and to be paid cash per share equal to the value so determined. However, we cannot assure you that a court will find that our shares have any value given our shareholders’ deficit, the thin trading market for our shares and doubt as to our ability to continue as a going concern.

If too many of our shareholders elect to exercise dissenters’ rights with respect to the sale of Precision and the real estate, we may not be able readily to pay cash to dissenters.

Our cash resources are extremely limited and may be even more limited after the completion of the sale of Precision and the real estate. If our shares are found to have a positive value, and a significant number of our shareholders elect to exercise and perfect dissenters’ rights, we may not have sufficient cash to pay dissenters.

PROPOSAL 1:  THE SALE OF PRECISION AND THE REAL ESTATE

This section of the information statement describes certain aspects of the sale of Precision and the real estate to Mr. Schmidt.  However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Sale Agreement included as Appendix A to this information statement for the precise legal terms of the agreement and other information that may be important to you.

Standard Management

Through Precision, we provide specialty infusion therapies, pharmaceuticals, and supplies to chronically ill homecare, infusion center, and skilled nursing home patients. Precision is a pharmacy in the Tennessee Valley, and Cincinnati, Ohio area. We intend to acquire other specialty and institutional pharmacies through our subsidiary, Universal HealthCare.

Our principal executive offices are located at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280 and the telephone number of our principal executive offices is (317) 574-6200.

Sam Schmidt

Sam Schmidt is a private investor residing in Henderson, Nevada. He is a member of our board of directors and our largest shareholder.

Background of the Sale Agreement

In November 2004, Standard Management sold to Mr. Schmidt for cash a convertible note due January 15, 2008, in the principal amount of $2,500,000. On February 20, 2007, we entered into a letter agreement with Mr. Schmidt, pursuant to which Mr. Schmidt purchased 20,000,000 of Standard Management common shares at a purchase price of $0.10 per share. Also pursuant to the letter agreement, we issued a promissory note due May 1, 2008, in the principal amount of $2,500,000, to Mr. Schmidt to replace the outstanding convertible note. To secure our obligations under the new note, we provided to Mr. Schmidt a first priority mortgage on the real estate in Bloomington, Indiana, a first priority security interest in substantially all of our personal property, and pledged to Mr. Schmidt all of the outstanding capital shares of Precision, to secure the existing indebtedness to Mr. Schmidt. Standard Management issued the note being cancelled in the sale to Mr. Schmidt to replace the instruments that previously evidenced the debt owed by Standard Management to him.

            Also pursuant to the letter agreement, Mr. Schmidt agreed to vote his Standard Management common shares for the election to our board of directors of himself, Mr. Dennis King, Mr. Ronald D. Hunter, James H. Steane II, and Mr. Dainforth B. French, Jr. Mr. Schmidt, Mr. King, Mr. Hunter, Mr. Steane and Mr. French are all of the current members of our board of directors.

            Finally, under the letter agreement, Mr. Schmidt granted options to purchase 3,000,000 of our common shares to Mr. Hunter, 1,000,000 of our common shares to Dr. Mark B.L. Long, and 1,000,000 of our common shares to Dr. Martial R. Kneiser. The exercise price of the options is $0.20 per share, and the options have a term of two years. Each of Mr. Hunter, Dr. Long and Dr. Kneiser is an officer of Standard Management.

On October 14, 2007, the directors of Standard Management, including Mr. Ronald D. Hunter, our chairman, president and chief executive officer, and Mr. Schmidt, informally discussed a proposal to sell Precision to its former owners rather than transferring Precision to Universal HealthCare, as we had previously announced we intended to do. The board members expressed concern that Precision’s cash flow challenges were inhibiting the growth of Precision’s business.

In the following days, Mr. Schmidt and Mr. Hunter discussed a sale of Precision and the real estate to Mr. Schmidt in exchange for cancellation of the promissory note. Mr. Dennis King, a member of our board of directors and Mr. Schmidt’s accountant, joined in these discussions. On or about November 8, 2007, the parties agreed in principle on the terms of the sale of Precision and the real estate to Mr. Schmidt and engaged their legal advisers to assist in preparing definitive documents.

Beginning November 9, 2007, the parties and their legal advisers worked to complete confirmatory due diligence and to draft definitive documentation for the transaction. Over the next week, there was daily interaction among all parties.

On November 16, 2007, Standard Management’s board of directors considered the definitive agreement for the sale of Precision and the real estate to Mr. Schmidt and received proposed resolutions approving the Sale Agreement drafted by Standard Management’s legal advisers.

The board of directors concluded that engaging a financial adviser to issue an opinion on the fairness of the Sale Agreement and real estate appraiser to value the real estate would be prohibitively expensive in view of the size of the transaction. The board considered a valuation of Precision that was completed in May 2007 with respect to a proposed financing of Universal HealthCare, and an appraisal of the real estate completed in November 2003, and the board’s experience and knowledge of current markets for real estate and pharmacies in reaching the conclusion that the Sale Agreement and the transaction contemplated thereby are fair to Standard Management and its shareholders. On November 16, 2007, the board approved the execution and delivery of the Sale Agreement. Mr. Schmidt and Mr. King abstained from voting on this action of the board of directors in view of their conflicting interest in the transaction.

Reasons for the Sale of Precision and the Real Estate

Reduction of Standard Management’s Debt. Our board of directors considered that the completion of the transactions contemplated by the Sale Agreement will reduce Standard Management’s debt. The board concluded that a reduction of Standard Management’s debt would enhance the likelihood that Standard Management can obtain necessary financing for the implementation of our strategy of acquiring institutional pharmacies through Universal HealthCare.

Terms of the Sale Agreement.  Our board of directors considered the general terms and conditions of the Sale Agreement, as well as certain specific provisions of the Sale Agreement, including:  the consideration, the representations and warranties, and the indemnification provisions.

The foregoing discussion of the information and factors considered by our board of directors is not exhaustive.  Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the sale of Precision and the real estate is fair to and in the best interests of Standard Management and its shareholders.  Rather, the determination to recommend that our shareholders approve the sale of Precision and the real estate was made after consideration of all of the factors taken as a whole.  In addition, individual members of our board of directors may have given different weights to different factors.

Nature of Our Business after the Sale of Precision

Following the sale of Precision and the real estate, we will continue to be a public company.  However, we will no longer own any pharmacy operations. After the sale of Precision and the real estate, we intend to pursue our strategy of acquiring institutional pharmacies through Universal HealthCare. We also intend to evaluate and potentially explore all available strategic options.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.

Terms of the Sale Agreement

The Sale Agreement is the primary legal document for the sale of Precision and the real estate and sets forth the specific rights and obligations of Standard Management and Mr. Schmidt.  The Sale Agreement is attached to this Information Statement as Appendix A.

Consideration by Schmidt

At closing of the sale of Precision and the real estate, Mr. Schmidt will cancel the indebtedness, both principal and interest, owed to him by us on a promissory note due May 1, 2008. The outstanding principal amount of the note is $2,500,000. The note bears interest at a rate of 10% per annum. At November 16, 2007, the accrued but unpaid interest on the note amounted to approximately $149,863. Mr. Schmidt also will release a security interest on all of our personal property that secured our obligations on the note.

Real Estate

The real estate consists of approximately 29.3 undeveloped acres in 11 parcels located in the Fieldstone subdivision, a commercial development. Fieldstone is located on the south side of Indiana State Road 48, two miles west of Indiana State Road 37, just west of Bloomington, Indiana.

Closing Date

If the Sale Agreement is approved by our shareholders, the closing will take place as soon as practicable after the Special Meeting.

Representations and Warranties

We have made certain representations and warranties to Mr. Schmidt in the Sale Agreement relating to, among other things, the following:

•	corporate organization and existence of Standard Management and Precision;

•	capitalization of Precision;

•	Precision’s interests in other entities;

•	corporate authorization to enter into the Sale Agreement and sell Precision and the real estate;

•	absence of conflicts with corporate charters, other agreements or laws;

•	required consents of third parties;

•	government permits and licenses;

•	material contracts;

•	Precision’s title to its properties;

•	title to the real estate;

•	financial statements of Precision;

•	absence of adverse changes to the business of Precision;

•	absence of litigation and compliance with laws;

•	labor matters and employee benefits;

•	taxes;

•	insurance;

•	transactions with affiliates;

•	Precision’s inventory; and

•	Precision’s accounts receivable.

These warranties of Standard Management to Mr. Schmidt are intended for the benefit of Mr. Schmidt only, and are not for the benefit of shareholders or the investing public generally.  They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Indemnification; Limitations on Liability

Standard Management has agreed to indemnify Mr. Schmidt against liabilities for breaches of the representations and warranties made by Standard Management in the Sale Agreement, and for liabilities arising under Precision’s employee benefit plans. Standard Management’s maximum liability for indemnification is $2,500,000, plus accrued but unpaid interest on the note from the date of closing to the date Mr. Schmidt asserts his claim for indemnity.

The representations and warranties in the Sale Agreement generally survive for 18 months following closing, with certain exceptions for matters relating to corporate organization, capitalization of Precision and corporate authorization which survive for the relevant legal limitations period.

Conduct of Precision’s Business Pending the Closing

On November 16, 2007, all of the directors of Precision resigned, and Mr. Schmidt was elected as the sole director of Precision. Standard Management also delivered to Mr. Schmidt an irrevocable proxy to vote the outstanding shares of Precision. Accordingly, Mr. Schmidt has complete control of Precision pending the closing of the sale.

Standard Management agreed to provide to Precision support services in substantially the same manner provided prior to the date of the Sale Agreement, between the date of the Sale Agreement and closing, including employee benefit plans, accounting, and payroll processing.

Conditions to Completion of the Sale of Precision and the Real Estate

The parties’ obligations to consummate the sale of Precision and the real estate as set forth in the Sale Agreement will be subject to the satisfaction or waiver of a number of closing conditions.  The closing conditions to the sale of Precision and the real estate include approval of the Sale Agreement and the sale of Precision and the real estate by our shareholders.

No Regulatory Approvals

The sale of Precision and the real estate is not subject to governmental or other regulatory approval.

Other Covenants

For a period of sixty days after the closing, Standard Management has agreed to continue providing employee benefit plans and payroll processing to Precision, and such other services as Mr. Schmidt may reasonably request. Standard Management may discontinue insurance policies covering Precision and its officers and directors after the closing.

Standard Management has agreed to remit to Precision any amounts collected with respect to Precision accounts receivable after the closing. Also, Standard Management has agreed to file a short year tax return for Precision for the short tax year ending on the date of the closing.

Interests of Certain Persons in the sale of Precision and the Real Estate

Mr. Schmidt is one of our directors and is our largest shareholder. The $2,500,000 note that Mr. Schmidt will cancel in consideration of the sale of Precision and the real estate is secured by a pledge of all of the outstanding capital shares of Precision, a mortgage on the real estate and a security interest in substantially all of our personal property.

Material Federal Tax Consequences of the Sale of Precision and the Real Estate

The following is a summary of the material United States federal income tax consequences from the sale of Precision and the real estate.  This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

The sale of the capital stock of Precision and the real estate by Standard Management will be a taxable transaction for United States federal income tax purposes. Accordingly, Standard Management will recognize a gain or loss with respect to the sale of assets in an amount equal to the difference between the amount of the consideration received for the stock of Precision and the real estate over the adjusted tax basis of each of the stock of Precision and the real estate. We expect that the sale will result in a loss.

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information is derived from Standard Management’s historical consolidated financial statements for the year ended December 31, 2006, and for the nine months ended September 30, 2007. See “Unaudited Pro Forma Financial Information.”

STATEMENT OF OPEATIONS DATA:
(in thousands, except per share amounts)

	Year Ended December 31, 2006		Nine Months Ended September 30, 2007
	Unaudited		Unaudited
Net revenues		$-	$-
Cost of sales		-	-
Gross profit		-	-

Selling, general and administrative expenses		8,762	4,616

Operating loss		(9,558)	(5,604)

Loss from continuing operations	$	(7,869)	$ (7,285)

Per share:
Basic and diluted loss from continuing operations	$	(0.62)	$(0.21)

BALANCE SHEET DATA:
(in thousands)

As of September 30, 2007
Unaudited
Working capital	$(18,099)
Total assets	12,255
Shareholders' deficit	(20,227)

Dissenters’ Rights

Shareholders are entitled to dissent from the approval of the Sale Agreement and obtain payment of the fair value of their Company shares under the Indiana Business Corporation Law (the “IBCL”). Accordingly, by following the procedure described herein, any shareholder who opposes the Sale Agreement may choose to receive payment representing the fair value of such person's shares.

A shareholder who wishes to assert dissenters' rights with respect to the Sale Agreement must deliver to the Company before the vote is taken at the Special Meeting a written notice indicating the shareholder's intent to dissent and demand payment for his, her or its shares, if the Sale Agreement is approved and the transactions contemplated thereby are consummated. This notice must be delivered to the Company before the vote is taken on the Sale Agreement at the Special Meeting, and the shareholder must not vote his, her or its shares in favor of the Sale Agreement. A shareholder who fails to deliver the demand notice or who votes in favor of the Sale Agreement is not entitled to dissenters’ rights for his, her or its shares under the IBCL.

Following the Special Meeting, the Company must deliver a written dissenters' notice to all shareholders who notified the Company that they intend to dissent and demand payment for their Company shares and who did not vote in favor of the Sale Agreement (“Dissenting Shareholders”). This dissenters' notice must be sent by the Company no later than ten (10) days after the Special Meeting and must (i) state where the payment demand must be sent and where and when certificates representing Company shares must be deposited, (ii) inform holders of uncertificated Company shares to what extent transfer of the Company shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment for the Company shares that includes the date of the first announcement to the news media or to the shareholders of the terms of the Sale Agreement and requires that the shareholder asserting dissenters' rights certify whether or not the beneficial ownership of the Company was acquired before that date; (iv) set a date by which the Company must receive the payment demand which must be between 30 and 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of IBCL Chapter 23-1-44. A Dissenting Shareholder must demand payment, certify whether beneficial ownership of the Company shares was acquired before the date set forth in the dissenters' notice and deposit his, her or its share certificates in accordance with the terms of such notice. A Dissenting Shareholder who fails to demand payment or deposit share certificates as required by the dissenters' notice by the respective dates set forth therein is not entitled to payment for the Company shares.

If a Dissenting Shareholder was the beneficial owner of Company shares on or prior to the date of the first announcement to the news media or to shareholders of the terms of the proposed transaction (a “Pre-Announcement Shareholder”), the IBCL requires the Company to pay such Dissenting Shareholder the amount the Company estimates to be the fair value of such Dissenting Shareholder's Company shares. Payment is to be made upon receipt of the demand and must be accompanied by the Company’s most recent year-end and interim financial statements, a statement of the Company's estimate of the fair value of the Company shares, and a statement of the Dissenting Shareholder's right to demand payment under IBCL Section 23-1-44-18.

If a Dissenting Shareholder was not the beneficial owner of his Company shares prior to the date of the first announcement to news media or to the Shareholders of the terms of the proposed transaction (a “Post-Announcement Shareholder”), the Company may elect to withhold payment of the fair value of such Dissenting Shareholder's Company shares. To the extent such payment is withheld, the Company is required to estimate the fair value of such Dissenting Shareholder's Company shares and offer to pay this amount to each Post-Announcement Shareholder who agrees to accept it in full satisfaction of the Dissenting Shareholder's demand. The offer must be accompanied by a statement of the Company’s estimate of value of the Company shares and a statement of the Dissenting Shareholder's right to demand payment under IBCL Section 23-1-44-18.

IBCL Section 23-1-44-18 provides that a Dissenting Shareholder may notify the Company in writing of the dissenter's own estimate of the fair value of his, her or its Company shares and demand payment of the amount of such estimate (less any payment already made by the Company), or reject the Company’s offer (if a Post-Announcement Shareholder) and demand payment of the fair value of his, her or its Company shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his, her or its Company shares, (ii) the Company fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed transaction is not consummated, the Company fails to return the deposited certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by Indiana Code Section 23-1-44-18, a dissenter must notify the Company in writing within 30 days after the Company made or offered payment for the Dissenting Shareholder's Company shares.

If a demand for payment by a Dissenting Shareholder under IBCL Section 23-1-44-11 or 23-1-44-18 remains unsettled, the Company must commence a proceeding in the circuit or superior court of the county where the Company’s registered office in Indiana was located (Hamilton County) within 60 days after the Company’s receipt of the payment demand, and petition the court to determine the fair value of the subject Company shares. If such a proceeding is not commenced within the 60-day period, the Company must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. All Dissenting Shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each Dissenting Shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by the Company, plus interest on such difference, in the case of a Pre-Announcement Shareholder; or the fair value, plus accrued interest, of such Dissenting Shareholder's Company shares for which the Company elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of counsel and experts for the parties against the Company if the court finds the Company did not substantially comply with the requirements of IBCL Sections 23-1-44-10 through 18, or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith. The IBCL also makes provision for compensation of counsel for any Dissenting Shareholder whose services benefited other Dissenting Shareholders similarly situated, to be paid out of the amounts awarded the Dissenting Shareholders who were benefited, if not assessed against the Company. The foregoing summary does not purport to be a complete statement of the provisions of the IBCL relating to the rights of Dissenting Shareholders and is qualified in its entirety by the IBCL.

Vote Required to Approve the Sale Agreement

The Sale Agreement and the sale of Precision and the real estate requires approval by the holders of a majority of our outstanding common shares entitled to vote at the Special Meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the sale of Precision and the real estate is expedient and for the best interests of Standard Management and its shareholders. Our board of directors has approved the sale of Precision and the real estate, based on the terms of the Sale Agreement, and recommends that the shareholders vote in favor of the proposal to approve the Sale Agreement and to authorize the sale of Precision and the real estate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE SALE AGREEMENT AND TO AUTHORIZE THE SALE OF PRECISION AND THE REAL ESTATE.

Selected Financial Data

The following historical financial data was derived from our Consolidated Financial Statements. This historical financial data should be read in conjunction with our Consolidated Financial Statements and related Notes (dollars in thousands, except per share amounts).

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
STATEMENT OF OPERATIONS DATA:
Net revenues (a)	$6,384	$6,542	$9,029	$3,806	$-	$-	$-
Cost of sales (a)	4,585	4,551	6,399	2,753	-	-	-
Gross profit (a)	1,799	1,991	2,630	1,053	-	-	-
Loss from continuing operations	(7,736)	(5,452)	(7,721)	(12,571)	(14,060)	(12,382)	(10,585)
Income (loss) from discontinued operations (b)	118	(9,608)	(11,700)	(41,693)	3,192	1,911	9,456
Net income (loss)	(7,618)	(15,060)	(19,421)	(54,264)	(10,868)	(10,471)	(1,130)

BASIC AND DILUTED PER SHARE DATA:

Loss from continuing operations	$(0.23)	$(0.47)	$(0.60)	$(1.49)	$(1.76)	$(1.54)	$(1.39)
Income (loss) from discontinued operations	-	(0.82)	(0.92)	(4.93)	0.40	0.24	1.24
Net loss	$(0.23)	$(1.29)	$(1.52)	$(6.42)	$(1.36)	$(1.30)	$(0.15)
Weighted average common shares outstanding	33,913,365	11,641,923	12,779,164	8,455,869	7,973,029	8,031,749	7,623,690

BALANCE SHEET DATA	As of September 30		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
Cash and cash equivalents	$254	$583	$565	$1,709	$1,080	$1,270	$3,275
Assets of continuing operations	15,805	18,026	17,545	26,100	17,277	18,610	21,054
Assets of discontinued operations (a)	153	6,218	948	23,287	1,930,468	1,956,161	1,694,702
Total assets	15,958	24,244	18,493	49,387	1,947,745	1,974,771	1,715,756
Debt	26,264	26,599	27,115	39,309	54,310	49,046	28,000
Shareholders’ equity (deficit)	$(20,199)	$(10,852)	$(15,071)	$4,943	$60,032	$72,447	$87,734
Common shares outstanding	40,664,538	16,104,527	16,171,194	9,095,208	7,921,113	8,114,089	7,854,674

(a)
Precision was acquired in July 2005 and this financial information reflects the operations of Precision as part of continuing operations as management’s decision to dispose of Precision did not occur until after the periods reflected above.

(b)	During 2005, the Company sold its financial services subsidiary. During 2006, the Company sold or discontinued several pharmacy businesses acquired during 2002 - 2005.

Information about Standard Management

Through Precision, we provide specialty infusion therapies, pharmaceuticals, and supplies to chronically ill homecare, infusion center, and skilled nursing home patients. Precision is a pharmacy in the Tennessee Valley, and Cincinnati, Ohio area, generating revenues in 2006 of $9.0 million. The Company intends to acquire other specialty and institutional pharmacies through its subsidiary, Universal HealthCare.

Unlike hospitals, most long-term care facilities (such as skilled nursing or assisted living facilities) do not have on-site pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. In addition to providing pharmaceuticals, institutional pharmacies provide consulting services, which include monitoring the control, distribution and administration of drugs within the long-term care facility and assisting in compliance with applicable regulations.

Institutional pharmacies will be the primary focus of our business. Through Universal HealthCare, we will operate pharmacies as regional hubs servicing a geographic subsection of the country. Our regional facilities will be supported by smaller pharmacies that extend the reach of the pharmacy’s products and services. We currently operate Precision, and are seeking to acquire existing pharmacies to serve as regional pharmacies in various areas of the United States.

If our strategy is successful, each of our regional pharmacies will employ a sales and business development staff whose primary responsibilities will be to maintain good working relationships with its existing client base and to secure new long-term care, assisted living or other institutional clients. In addition, the regional hubs will maintain their own consulting pharmacists on staff who will work closely in a clinical setting with the facilities to provide continuing in-service education and to answer the questions of staff members and patients on a regular basis. We believe the high quality of our services, responsiveness and flexibility to each facility and patients’ needs will help us develop long-term customer loyalty and attract new clients.

Customers

The three largest provider types in long term care are nursing homes, assisted living facilities, and home health care providers. Nursing homes remain the dominant and most recognizable component of the long-term care continuum. While long-term care continues to diversify and evolve, the nursing home sector has traditionally been the leading sector. However, recent industry outgrowth into assisted living, community-based, and other ancillary services (including therapies, durable medical equipment, laboratory, and pharmacy services) has given these emerging services a growing role in the overall marketplace.

The Industry

According to the U.S. Department of Health and Human Resources, at the turn of the century, baby boomers were turning 50 at the rate of one every 18 seconds. By 2020, those over age 65 will make up 20% of the entire U.S. population. More than 14 million of these individuals will require assistance with daily activities. Long term care expenditures now represent the fastest growing portion of U.S. health care costs.

Our Growth/Acquisition Strategy

We have signed a Management Agreement with Universal HealthCare, which will provide pharmaceuticals to the long-term care industry. Standard Management will be the managing partner, and is currently the only shareholder of Universal HealthCare. Standard Management anticipates receiving management fees from Universal HealthCare based on certain factors. Our ultimate equity ownership in Universal HealthCare will be determined in connection with debt and equity capital financing currently being negotiated by Standard Management on behalf of Universal HealthCare.

Our strategy for growth is to acquire and integrate regional pharmacies through Universal HealthCare. In the initial stages of our long-term growth plan, acquisitions have played, and will continue to play, a primary role. Our management team has substantial experience in identifying, initiating and closing acquisitions, having completed 20 acquisitions since 1989, including 11 in the healthcare industry. Our objective is to pursue only acquisition targets that are accretive to earnings. Our commitment is to acquire institutional long-term care and infusion therapy pharmacies, and integrate them into a decentralized operations model (which offers national, centralized pricing). At the same time, we will afford the target companies economies of scale and reduction of overhead by providing services such as legal, accounting, marketing and business development, human resources and information technology services which are easily applied across all operational units.

Since entering the long term care sector in 2005, we generally pursue acquisitions of businesses with strong historical revenue and earnings performance, and with a committed existing management team willing to actively participate in the continued operations of the company post-acquisition and to grow their operational unit revenues in excess of 10% per year. We expect target earnings before interest, taxes, depreciation, and amortization (“EBITDA”) post-acquisition for acquired entities to range from 7%-10% of revenues depending on the type of business acquired. Our intent is to maintain the integrity and heritage of the acquired business while providing resources to enable management to invest more time in generating operating revenue. In this way, the local business unit operators can improve patient satisfaction in addition to enhancing the development of their personnel and the refinement of their business processes.

We generally finance our acquisitions with a combination of cash, equity and seller financing (usually through a promissory note). This structure enables us to align our long-term expectations and incentives with those of the existing management.

We will need to find additional financing alternatives to fund future acquisitions. Although we believe that we can obtain necessary financing to execute our acquisition plan, we can provide no assurance that we will be able to obtain financing in the future, or that if available, it will be on terms acceptable to us. In addition, no assurance can be provided that we will be able to identify suitable acquisition candidates or that, if we identify a suitable target, we will be able to complete the acquisitions on terms acceptable to us.

Regulatory Factors

The pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located to do business. While we continuously monitor the effects of regulatory activity on our operations and believe we currently have all necessary pharmacy licenses, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents.

Medicare and Medicaid. The long-term care pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent until recently, Medicare. As is the case for long-term care services generally, we have historically received reimbursement from the Medicaid and Medicare programs, directly from individual residents or their responsible parties (private pay), long-term care facilities and from other payors such as third-party insurers.

On December 8, 2004, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2004 (the “Act”), a comprehensive voluntary prescription drug benefit administered under Medicare Part D effective January 1, 2006. The new Act provided certain cost-sharing government subsidies for individuals who might otherwise qualify for drug coverage under Medicaid or similar government-funded aid programs

We are subject to Medicare fraud and abuse and anti-self-referral laws which preclude, among other things, (a) persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare or Medicaid, and (b) physicians from making referrals to certain entities with which they have a financial relationship. The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretation. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from Medicaid, Medicare and other federal healthcare programs.

Medicare and Medicaid providers and suppliers are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these government-sponsored programs. These audits and inquiries, as well as our own internal compliance program, from time-to-time have identified overpayments and other billing errors resulting in repayment or self-reporting to the applicable agency. We believe that our billing practices materially comply with applicable state and federal requirements. However, the requirements may be interpreted in the future in a manner inconsistent with our interpretation and application.

Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given authority, subject to certain standards, to limit or specify conditions for the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific standards for skilled nursing facilities and nursing facilities relating to drug regimen reviews for Medicaid patients in such facilities. Regulations clarify that, under federal law, a pharmacy is not required to meet the general requirements for drugs dispensed to nursing facilities residents if the nursing facilities complies with the drug regimen review standards. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general requirements, regardless of whether the new drug satisfies the drug regimen review requirement, and the states in which we operate currently do require our pharmacies to comply with these general standards. Third, federal regulations impose certain requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. Among other things, regulations establish “upper limits” on payment levels. Legislation passed by Congress in February 2006 changed the calculation of these so-called upper limits. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs that may affect our operations.

Competitive Factors

We will provide pharmacy products and services. The pharmaceutical industry is a highly competitive and fragmented industry, both regionally and nationally. We compete with local, regional and national organizations focused on similar customer groups. In the direct dispensing of pharmaceutical products, we compete with local and national retail, mail order and institutional pharmacies as well as pharmacies owned by long-term care facilities. We compete in this market based on competitive pricing, localized services, a broader product offering, value-added technologies and partnering initiatives that drive shared revenue.

Employees

As of January 8, 2008, we had 39 employees (including 20 employees of Precision). We believe our future success will depend, in part, on our ability to attract and retain highly-skilled technical, marketing, support and management personnel. None of our employees are represented by unions.

Properties

We own our home office building consisting of 56,000 square feet and located at 10689 North Pennsylvania Street, Indianapolis, Indiana. We occupy all of this building, except for approximately 22,000 square feet of the building which is leased to Standard Life Insurance Company of Indiana (“Standard Life”), our previously owned financial services business, pursuant to a three (3) year lease agreement with options extending through 2014, entered into on June 8, 2005.

Our other properties include:

•
approximately 29.3 undeveloped acres in 11 parcels located in the Fieldstone subdivision, a commercial development. Fieldstone is located on the south side of Indiana State Road 48, two miles west of Indiana State Road 37, just west of Bloomington, Indiana.

•	approximately 1,168 square feet under a lease that expires May 31, 2007 located at 4422 Carver Woods Drive, Suite 125, Blue Ash, Ohio.

•	approximately, 1,794 square feet under a lease that expires that expires January 25, 2008 located at 441 Donelson Pike, Suite 395, Nashville, TN 37214.

Precision occupies the Blue Ash and Nashville properties.

We consider all of our facilities to be in good operating condition and generally adequate for our present and anticipated needs.

 Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma financial information should be read in conjunction with the related notes and with Standard Management’s historical annual and interim consolidated financial statements, included in this information statement starting on page F-1. Because Standard Management’s decision to dispose of Precision occurred after the periods covered by the historical financial statements, the historical financial statements reflect the operations of Precision as part of continuing operations.

The unaudited pro forma financial information is derived from Standard Management’s historical financial statements, adjusted first to reflect Precision as a discontinued operation and then further adjusted to reflect the sale of Precision and the real estate and the related forgiveness of debt as if they had occurred on September 30, 2007 with respect to the pro forma balance sheet, and as of the first day of each period presented with respect to the pro forma statements of operations.

The unaudited pro forma financial information is presented for informational purposes only, is based upon estimates by Standard Management’s management and is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transactions been consummated on the dates indicated above, nor does it purport to indicate results which may be attained in the future.

Pro Forma Consolidated Balance Sheet
As of September 30, 2007
(unaudited, dollars in thousands)

ASSETS	Actual	Recast Precision as Discontinued	Subtotal	Pro Forma Adjustments (a)	Pro Forma
Current assets:
Cash and cash equivalents	$254	$4	$258	$-	$258
Accounts receivable, net	867	(843)	24		24
Inventories	276	(276)	-		-
Prepaid and other current assets	211		211		211
Assets of discontinued operations	153	2,965	3,118	(2,965)	153
Total current assets	1,761	1,850	3,611	(2,965)	646

Property and equipment, net	7,768	(74)	7,694		7,694
Assets held for sale	921		921	(738)	183
Deferred financing fees, net	894		894		894
Officer and other notes receivable, less current portion	776		776		776
Intangible assets, net	248	(248)	-		-
Goodwill	1,528	(1,528)	-		-
Other noncurrent assets	2,062		2,062		2,062
Total assets	$15,958	$-	$15,958	$(3,703)	$12,255

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,740	(946)	$794	$-	794
Accrued expenses	5,210	(82)	5,128	(118)	5,010
Current portion of long-term debt	14,880		14,880	(2,516)	12,364
Liabilities of discontinued operations	577	1,041	1,618	(1,041)	577
Total current liabilities	22,407	13	22,420	(3,675)	18,745

Long-term debt, less current portion	11,384		11,384		11,384
Common stock warrants	716		716		716
Other long-term liabilities	1,650	(13)	1,637		1,637
Total liabilities	36,157	-	36,157	(3,675)	32,482

Shareholders' deficit:
Common stock, no par value, and additional paid in capital,
200,000,000 sharesauthorized and 43,504,711 shares issued	73,248		73,248		73,248
Retained deficit	(82,832)		(82,832)	(28)	(82,860)
Treasury stock, at cost, 2,840,173 shares	(10,829)		(10,829)		(10,829)
Accumulated other comprehensive income	214		214		214
Total shareholders' deficit	(20,199)	-	(20,199)	(28)	(20,227)
Total liabilities and shareholders' deficit	$15,958	$-	$15,958	$(3,703)	$12,255

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Pro Forma Consolidated Statement of Operations
For the Nine Months ended September 30, 2007
(unaudited, dollars in thousands, except per share data)

	Actual	Recast Precision as Discontinued	Subtotal	Pro Forma Adjustments (b)	Pro Forma

Net revenues	$6,384	$(6,384)	$-	$-	$-
Cost of sales	4,585	(4,585)	-		-
Gross profit	1,799	(1,799)	-	-	-

Selling, general and administrative expenses	6,082	(1,466)	4,616		4,616
Impacts related to value of warrants and derivatives	617		617		617
Goodwill Impairment	550	(550)	-		-
Depreciation and amortization	441	(70)	371		371

Operating loss	(5,891)	287	(5,604)	-	(5,604)

Other income, net	579		579		579

Interest expense	(2,424)	51	(2,373)	113	(2,260)

Loss from continuing operations before income taxes	(7,736)	338	(7,398)	113	(7,285)

Income tax expense (benefit)	-	-	-	-	-

Net loss from continuing operations	$(7,736)	$338	$(7,398)	$113	$(7,285)

Basic and diluted loss per share from continuing operations	$(0.23)		$(0.22)		$(0.21)

Weighted average shares outstanding	33,913,365		33,913,365		33,913,365

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2006
(unaudited, dollars in thousands, except per share data)

	Actual	Recast Precision as Discontinued	Subtotal

Net revenues	$6,542	$(6,542)	$-
Cost of sales	4,551	(4,551)	-
Gross profit	1,991	(1,991)	-

Selling, general and administrative expenses	10,004	(1,697)	8,307
Impacts related to value of warrants and derivatives	371		371
Depreciation and amortization	515	(73)	442

Operating loss	(8,899)	(221)	(9,120)

Other income, net	7,461		7,461

Interest expense	(4,014)	11	(4,003)

Loss from continuing operations before income taxes	(5,452)	(210)	(5,662)

Income tax expense (benefit)	-	-	-

Net loss from continuing operations	$(5,452)	$(210)	$(5,662)

Basic and diluted loss per share from continuing operations	$(0.47)		$(0.49)

Weighted average shares outstanding	11,641,923		11,641,923

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2006
(unaudited, dollars in thousands, except per share data)

	Actual	Recast Precision as Discontinued	Subtotal	Pro Forma Adjustments (b)	Pro Forma

Net revenues	$9,029	$(9,029)	$-	$-	$-
Cost of sales	6,399	(6,399)	-		-
Gross profit	2,630	(2,630)	-	-	-

Selling, general and administrative expenses	10,977	(2,215)	8,762		8,762
Impacts related to value of warrants and derivatives	71		71		71
Depreciation and amortization	819	(94)	725		725

Operating loss	(9,237)	(321)	(9,558)	-	(9,558)

Other income, net	6,335	10	6,345		6,345

Interest expense	(4,819)	13	(4,806)	150	(4,656)

Loss from continuing operations before income taxes	(7,721)	(298)	(8,019)	150	(7,869)

Income tax expense (benefit)	-	-	-	-	-

Net loss from continuing operations	$(7,721)	$(298)	$(8,019)	$150	$(7,869)

Basic and diluted loss per share from continuing operations	$(0.60)		$(0.63)		$(0.62)

Weighted average shares outstanding	12,779,164		12,779,164		12,779,164

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005
(unaudited, dollars in thousands, except per share data)

	Actual	Recast Precision as Discontinued	Recast

Net revenues	$3,806	$(3,806)	$-
Cost of sales	2,753	(2,753)	-
Gross profit	1,053	(1,053)	-

Selling, general and administrative expenses	9,749	(895)	8,854
Impacts related to value of warrants and derivatives	(272)		(272)
Depreciation and amortization	923	(37)	886

Operating loss	(9,347)	(121)	(9,468)

Other income, net	1,078		1,078

Interest expense	(4,302)	5	(4,297)

Loss from continuing operations before income taxes	(12,571)	(116)	(12,687)

Income tax expense (benefit)	-	-	-

Net loss from continuing operations	$(12,571)	$(116)	$(12,687)

Basic and diluted loss per share from continuing operations	$(1.49)		$(1.50)

Weighted average shares outstanding	8,455,869		8,455,869

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

Notes to Unaudited Pro Forma Consolidated Financial Information
(Amounts in Thousands)

(a)
The balance sheet pro forma adjustments include the elimination of the assets and liabilities of Precision, the $2,500 note due to Mr. Schmidt and related accrued interest, and the held for sale real estate to be transferred to Mr. Schmidt. The pro forma adjustment of retained deficit represents the net difference between the carrying value of the eliminated Precision assets and liabilities plus the real estate and the balance of the eliminated note and accrued interest.

(b)	The statement of operations pro forma adjustments include the elimination of the interest expense related to the $2,500 note due to Mr. Schmidt.

PROPOSAL 2:  AMENDMENT OF STANDARD MANAGEMENT’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED COMMON STOCK

Our Board of Directors approved an amendment to Article V, Section I of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of our capital stock from 201,000,000 to 301,000,000 shares and the number of authorized shares of our common stock from 200,000,000 to 300,000,000 shares. The authorized preferred stock would remain at 1,000,000. In connection therewith, the following resolution will be introduced at the Special Meeting:

RESOLVED: That Article V, Section I of the Articles of Incorporation, as heretofore added to or amended by articles or certificates filed pursuant to law, is amended to increase the number of authorized shares of Standard Management’s capital stock from 201,000,000 to 301,000,000 shares and the number of authorized shares of Standard Management’s common stock from 200,000,000 to 300,000,000 shares.

On December 14, 2007, 40,664,538 shares of our common stock were issued and outstanding and an aggregate of 150,819,915 shares of common stock were reserved for issuance under outstanding stock options, warrants and convertible securities outstanding. If all common stock equivalents outstanding as of January 8, 2008, are exercised or converted in their entirety, we will have approximately 198 million shares of common stock outstanding. Management does not believe that each of such share issuances will occur in its entirety in the near term. The number of shares that may be acquired on exercise of such common stock equivalents varies depending on certain factors including the value of our shares. Accordingly, in the event that the share issuances actually occur, the number of shares to be issued may exceed the number of shares of common stock currently authorized by our Articles of Incorporation. Other than as provided for in this paragraph, we have no current intentions or understandings to issue the additional shares of our common stock resulting from this proposal.

The Board of Directors recommends that shareholders approve the proposed amendment to our Articles of Incorporation because it considers the amendment to be in the best long-term and short-term interests of the Company, our shareholders and our other constituencies. The proposed increase in the number of shares of authorized capital stock and common stock will ensure that we have sufficient authorized shares upon the exercise or conversion of all outstanding common stock equivalents. In addition, the additional shares of common stock will be available for issuance in connection with any possible future transactions approved by the Board of Directors, including, among other things, stock splits, stock dividends, acquisitions, financings and other corporate purposes.

The Board of Directors believes that the availability of the additional shares of common stock for, among other things, stock splits, stock dividends, acquisitions, financings and other corporate purposes without delay or the necessity for an additional special shareholders’ meeting will be beneficial to us by providing us with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of common stock will enable us to act promptly where the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

The availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of common stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies or could be issued to increase the aggregate number of outstanding shares of common stock and thereby dilute the interest of parties attempting to obtain control of Standard Management. In connection with any issuance of shares of common stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of our common stock or obtain control of the Company.

Holders of more of our shares must vote in favor of the adoption of the amendment than vote against it in order for the adoption of the amendment to our Articles of Incorporation to be approved.

The text of the proposed Articles of Amendment is attached to this Proxy Statement as Appendix B. The Articles of Amendment will become effective upon filing with the Secretary of State of the State of Indiana, which is expected to occur promptly after shareholder approval of this Proposal No. 2.

For the reasons discussed above, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 2.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth certain information as of December 14, 2007 with respect to ownership of our outstanding common stock by:

•	all persons known to us to own more than 5% of the outstanding shares of our common stock;
•	each of our directors;
•	the executive officers named in the executive compensation tables in our most recent annual meeting proxy statement; and
•	all of our executive officers and directors as a group.

Each person listed has sole power to vote and dispose of the shares listed except as otherwise noted.

	Number of
Name	Shares Owned (1)	Percent

Ronald D. Hunter (2)	4,455,187	10.77
Daniel K. Calvert	0	*
Martial R. Knieser (3)	2,940,466	7.20
Mark B.L. Long (4)	1,056,590	2.60
Stephen M. Coons	34,100	*
Dainforth B. French, Jr. (5)	86,400	*
James H. Steane II (6)	28,500	*
Sam Schmidt (7)	20,000,000	49.18
Dennis F. King	0	*

All current directors and executive officers as a group (8)	23,601,243	56.70
(8 Persons)

____________________________

* Represents less than one percent.

(1)
The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. The percentages are based upon 40,664,538 shares outstanding as of December 14, 2007. The percentages for each of those parties who hold options exercisable within 60 days of December 14, 2007 are based upon the sum of 40,664,538 shares plus the number of unissued shares subject to such options held by each such party, as indicated in the following notes.

(2)
Includes 415,203 shares held in the Standard Management 401(k) Plan, with respect to which Mr. Hunter shares voting power as a result of being a trustee under the plan, and 7,445 shares beneficially owned by Mr. Hunter’s spouse/child, as to which Mr. Hunter disclaims beneficial ownership. Also includes 718,000 unissued shares subject to options exercisable within 60 days of December 14, 2007, and 3,000,000 shares subject to an option to purchase outstanding shares from Sam Schmidt.

(3)	Includes 155,000 unissued shares subject to options exercisable within 60 days of December 14, 2007, and 1,000,000 shares subject to an option to purchase outstanding shares from Sam Schmidt.
(4)	Includes 38,000 shares subject to options exercisable within 60 days of December 14, 2007, and 1,000,000 shares subject to an option to purchase outstanding shares from Sam Schmidt.
(5)
Includes 10,000 shares held by Mr. French’s family, as to which Mr. French disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of December 14, 2007.

(6)	Includes 25,500 shares subject to options exercisable within 60 days of December 14, 2007.
(7)
In March 2007, Mr. Sam Schmidt and certain investors related to Mr. Schmidt completed the purchase of 20,000,000 shares of stock at a purchase price of $.10 per share. Includes an aggregate of 5,000,000 shares with respect to which Mr. Schmidt has granted options to Mr. Hunter, Dr. Knieser and Mr. Long.

(8)	Includes a total of 961,500 shares subject to options exercisable within 60 days of December 14, 2007.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order for a proposal by shareholder to be included in the Proxy Statement and Proxy for the annual meeting to be held in 2008, such proposal must be received by us at our principal executive office, to the attention of the Secretary, no later than April 15, 2008 (which is 120 days prior to the anniversary of the mailing date of our most recent annual meeting Proxy Statement), assuming that the date of the annual meeting to be held in 2008 is not changed by more than 30 days from the date of this year’s annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by us as to whether we will oppose inclusion of any proposal in our Proxy Statement and Proxy will be made on a case-by-case basis in accordance with the judgment of the Board and the rules and regulations promulgated by the SEC. Proposals received after April 15, 2008 will not be considered for inclusion in our proxy materials for the annual meeting in 2008.

Pursuant to the rules and regulations promulgated by the SEC, any shareholder who intends to present a proposal at the annual meeting to be held in 2008 without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention Secretary, not later than June 29, 2008 (which is 45 days prior to the one-year anniversary of the mailing date of our most recent annual meeting Proxy Statement) of the intention to present the proposal. Otherwise we may exercise discretionary voting with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our Board and delivered in connection with the meeting. In addition, pursuant to our bylaws, in order to present a proposal, a shareholder must provide notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting of the intention to make the proposal; provided that in the event less than 75 days notice of the meeting is given, notice by the shareholder to be timely must be received by the close of business on the tenth day following the notice date.

WHERE YOU CAN FIND MORE INFORMATION

Standard Management files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that Standard Management files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement.  Therefore, if anyone does give you information of this sort, you should not rely on it.  This information statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.  This information statement is dated _____________ __, 2008.  You should not assume that the information contained in this information statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies.  The mailing of this information statement to our shareholders does not create any implication to the contrary.

OTHER MATTERS

The board of directors knows of no other matters to be presented for shareholder action at the meeting.

By Order of the Board of Directors

Indianapolis, Indiana ____________ __, 2008	Ronald D. Hunter, Chairman, President and Chief Executive Officer

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Financial Statements:

Audited Annual Financial Statements:

Note: The above historical financial statements reflect the operations of Precision as continuing operations as management’s decision to dispose of Precision did not occur until after the periods included above.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands)

	September 30	December 31
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$254	$565
Accounts receivable, net	867	1,004
Inventories	276	750
Prepaid and other current assets	211	535
Assets of discontinued operations	153	948
Total current assets	1,761	3,802

Property and equipment, net	7,768	8,037
Assets held for sale	921	931
Deferred financing fees, net	894	1,263
Officer and other notes receivable, less current portion	776	776
Intangible assets, net	248	304
Goodwill	1,528	2,078
Other noncurrent assets	2,062	1,302
Total assets	$15,958	$18,493

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,740	$1,720
Accrued expenses	5,210	2,101
Current portion of long-term debt	14,880	4,306
Liabilities of discontinued operations	577	1,471
Total current liabilities	22,407	9,598

Long-term debt, less current portion	11,384	22,809
Common stock warrants	716	87
Other long-term liabilities	1,650	1,070
Total liabilities	36,157	33,564

Shareholders' deficit:

Common stock, no par value, and additional paid in capital, 200,000,000 shares authorized and 43,504,711 shares and 19,011,367 shares issued
in 2007 and 2006, respectively	73,248	70,785
Retained deficit	(82,832)	(75,214)
Treasury stock, at cost, 2,840,173 shares	(10,829)	(10,829)
Accumulated other comprehensive income	214	187
Total shareholders' deficit	(20,199)	(15,071)
Total liabilities and shareholders' deficit	$15,958	$18,493

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30
	2007	2006

Net revenues	$6,384	$6,542
Cost of sales	4,585	4,551
Gross profit	1,799	1,991

Selling, general and administrative expenses	6,082	10,004
Impacts related to value of warrants and derivatives...	617	371
Goodwill Impairment	550	-
Depreciation and amortization	441	515

Operating loss	(5,891)	(8,899)

Other income, net	579	7,461

Interest expense	2,424	4,014

Income (loss) from continuing operations before	(7,736)	(5,452)
income taxes

Income tax expense (benefit)	-	-

Net loss from continuing operations	(7,736)	(5,452)

Income (loss) from discontinued operations	118	(9,608)
Net loss	$(7,618)	$(15,060)

Income (loss) per share:
Basic and diluted:
Loss from continuing operations	$(0.23)	$(0.41)
Income (loss) from discontinued operations	$0.00	$(0.83)
Net Loss	$(0.23)	$(1.24)

Weighted average shares outstanding	33,913,365	11,641,923

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT
(unaudited, dollars in thousands)

	Total	Common stock and additional paid in capital	Retained deficit	Treasury stock	Accumulated other comprehensive income
Balance at January 1, 2007	$(15,071)	$70,785	$(75,214)	$(10,829)	$187

Comprehensive loss:
Net loss	(7,618)	-	(7,618)	-	-
Change in unrealized gain on securities	27	-	-	-	27
Comprehensive loss	(7,591)

Sale of common stock	2,208	2,208	-	-	-
Stock- based compensation expense	250	250	-	-	-
Other	5	5	-	-	-
Balance at September 30, 2007	$(20,199)	$73,248	$(82,832)	$(10,829)	$214

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, dollars in thousands)

	Nine Months Ended September 30
	2007	2006

OPERATING ACTIVITIES:
Net loss	$(7,618)	$(15,060)
Net income (loss) from discontinued operations	118	(9,608)
Net loss from continuing operations	(7,736)	(5,452)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Depreciation and amortization	441	515
Goodwill Impairmentt	550	-
Amortization of deferred financing costs and debt discount	294	511
Gain on Trust Preferred exchange	-	(9,194)
Non-cash stock- based compensation expense	250	36
Provision for bad debts	44	86
Net loss related to sale of assets	-	2,981
Impacts related to value of warrants and derivatives	617	371
Change in operating assets and liabilities:
Accounts receivable	93	688
Inventories	474	(496)
Prepaid and other current assets	694	(317)
Accounts payable	20	1,904
Accrued expenses	3,775	794
Other	(70)	(21)
Net cash used in operating activities of continuing operations	(554)	(7,594)

INVESTING ACTIVITIES:
Capital expenditures	(26)	(109)
Refund of proceeds from sale of business	-	(300)
Proceeds from sale of businesses and assets held for sale	476	13,083
Redemption of preferred stock	-	1,500
Cash paid for pending acquisitions	(762)	-
Change in other noncurrent assets, net	30	8
Net cash provided by (used in) investing activities of continuing operations	(282)	14,182

FINANCING ACTIVITIES:
Borrowings	684	7,555
Net cash provided to discontinued operations	(457)	(4,517)
Proceeds from sale of stock	2,185	412
Purchase of treasury stock	-	(2,927)
Deferred financing costs paid	(295)	(55)
Repayments of long-term debt	(1,592)	(8,180)
Net cash provided by (used in) financing activities of continuing operations	525	(7,712)

Net cash used in operating activities of discontinued operations	(525)	(4,589)
Net cash used in investing activities of discontinued operations	-	(66)
Net cash provided by financing activities of discontinued operations	457	4,517
Net decrease in cash and cash equivalents of discontinued operations	(68)	(138)

Total decrease in cash and cash equivalents	(379)	(1,262)
Net decrease in cash and cash equivalents of discontinued operations	(68)	(138)
Net decrease in cash and cash equivalents of continuing operations	(311)	(1,124)

Cash and cash equivalents of continuing operations at beginning of period	565	1,708
Cash and cash equivalents of continuing operations at end of period	$254	$584

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Basis of Presentation

Standard Management Corporation (“Standard Management”) is an Indianapolis-based company that, and through its subsidiaries, (collectively, the “Company”), provides pharmaceutical products and services to the healthcare industry. As of October 2007, the Company owned and operated one pharmacy in Tennessee. The Company is seeking to acquire, through a newly formed entity, Universal HealthCare Company, LLC (“UHCC”), other existing pharmacies to expand its business. Ultimately, the Company intends to manage regional and other institutional pharmacies to provide pharmaceuticals to long-term care and infusion therapy facilities.

The Company had previously operated additional pharmacies. However, as more fully described in Note 2, the Company sold or closed those operations during 2005 and 2006 and, accordingly, has reflected those businesses as discontinued operations in the accompanying consolidated financial statements. The Company reports within a single operating segment. All significant intercompany transactions and balances have been eliminated in consolidation. Additionally, the Company has reclassified certain amounts from the prior periods to conform to the 2007 presentation and to reflect its discontinued operations separately from its continuing operations. These reclassifications have no effect on net loss or shareholders’ deficit.

Based on current estimates of cash flow, management believes that, absent a significant additional cash infusion or significantly increased cash flow from operations, at some point within the next several months, the Company may not have sufficient cash to meet its operating and debt service requirements. The Company, as of September 30, 2007, has a shareholders’ deficit of $20.2 million and a working capital deficit of $20.6 million. This situation raises “substantial doubt” about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In response to this situation, during the third quarter of 2006, the Company realigned its expense structure, resulting in the retirement or resignations of four executives and, if applicable, their related employment agreements. Additionally, in February 2007, Standard Management entered into a Management Agreement whereby Standard Management will act as the manager of the pharmaceutical operations expected to be acquired by UHCC. Standard Management’s ownership in UHCC is expected to be diluted to below 22% in connection with equity financing from unrelated parties to fund the expected acquisitions. Standard Management paid a $300,000 deposit towards one pending UHCC acquisition during the second quarter of 2007 and has deferred an additional $462,000 of costs (included with other non current assets) related to the pending acquisitions and related financing. Standard Management is expected to earn guaranteed and performance based management fees based on operating results of the acquired pharmacy operations. Management expects that this new investment and financial structure will provide adequate financial support to complete the Company’s development plans. In addition, management intends to refinance the $5.5 million mortgage on its corporate headquarters currently due in June 2008 with long term debt.

The Company’s unaudited consolidated financial statements reflect normal recurring adjustments that are necessary to present fairly the Company’s financial position and results of operations on a basis consistent with that of the prior audited consolidated financial statements. As permitted by rules and regulations of the Securities and Exchange Commission (the “Commission”) applicable to quarterly reports on Form 10-Q, the Company has condensed or omitted certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Results for interim periods are not necessarily indicative of the results that may be expected for a full year. These interim financial statements should be read along with the audited consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2006.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Basic net loss per common share is based upon weighted average common shares outstanding. Diluted net loss per common share is based upon the weighted average number of common shares outstanding, including the dilutive effect, if any, of stock options, warrants and convertible securities. However, due to net losses in each of the periods presented, the Company has no dilutive stock options, warrants or convertible securities. Anti-dilutive common stock equivalents outstanding as of September 30, 2007 and 2006 were convertible or exercisable into 42,084,440 and 13,927,548 shares, respectively.

Note 2 - Discontinued Operations - Pharmacy Services

During 2005, the Company acquired four pharmacy operations referred to herein as Rainier, Holland, Precision and Long Term Rx. On August 11, 2006, the Company sold certain rights, properties and assets of Rainier and Holland to Omnicare, Inc. (“Omnicare”). At the closing, Omnicare agreed to pay the Company an aggregate purchase price of up to $13.2 million and assumed certain liabilities of Rainier and Holland valued at $750,000. Of the purchase price, (1) $12.0 million in cash was paid by Omnicare at the closing, (2) $700,000 was held back pending a potential post-closing adjustment to be measured against a specified historical value of the purchased net assets and (3) up to $520,000 could have been earned based on a calculation defined in the sales agreement. The Company also agreed to grant Omnicare a three year right of first refusal for the purchase of any other pharmacy businesses of the Company. The Company recorded an original loss on the sale of $3.6 million, including its estimate of the eventual holdback payment to be received or paid and without consideration of the contingent purchase price of $520,000 in the third quarter of 2006.

Concurrently with the sale of Rainier and Holland, on August 11, 2006, the Company entered into a Settlement Agreement with John Tac Hung Tran, Cynthia J. Wareing-Tran and The Jonathan Tran Irrevocable Trust (collectively, the “Trans”), who were the former owners of Rainier. The Settlement Agreement resolved all disputes among the parties with respect to, among other matters, a promissory note granted by the Company to the Trans as part of the consideration for the acquisition, the amount of bonus and earn-out payments owed to Mr. Tran under the terms of his Employment Agreement with Rainier and certain leases entered into with the Trans as part of the acquisition. Under the settlement, the Company has paid the Trans approximately $5.5 million, of which approximately $1.5 million was for the repayment of the promissory note, $1.0 million for the disputed earn-out payments, $150,000 for the disputed bonus payment, $2.5 million to redeem all 762,195 shares of common stock of the Company issued to the Trans as part of the acquisition at their guaranteed price, and $310,000 to redeem all of the shares purchased by the Trans and other associates of the Trans in May 2006 as part of the Company’s private placement at the acquisition price. In exchange for this payment, the Company received a full and absolute release of any and all claims and liens made by the Trans against the Company. The Company also agreed to release the Trans from any and all claims it had against them pertaining to these matters. Finally, the Company agreed to dismiss with prejudice all litigation currently pending pertaining to these matters. The $1.150 million of earn-out and bonus payments are reflected as expenses of discontinued operations in the third quarter of 2006.

On July 25, 2006, the Company sold the assets of PCA to Indiana Life Sciences (a company owned by one of the Company’s executive officers) for $1 and a commitment to purchase $100,000 of the Company’s common stock currently through a private placement offering. That investment was made in July 2006. The Company recorded a loss on the sale of $428,000 in the third quarter of 2006.

On October 20, 2006, the Company completed the sale of certain rights, properties and assets of Long Term Rx to Omnicare, Inc. The contract purchase price was for $5.1 million. Of the purchase price, (1) $4.2 million in cash was paid by Omnicare at the closing, (2) $750,000 was held back pending a potential post-closing adjustment to be measured against a specified historical value of the purchased net assets, and (3) up to $225,000 could have been made based on a calculation defined in the sale agreement. The Company recorded an original gain on the sale of $.6 million including its estimate of the eventual holdback payment to be received or paid and without consideration of the contingent purchase price of $225,000, and after an expense related to the buy out of a portion of the remaining lease for space no longer needed at the Company’s operating facility in Indianapolis in the fourth quarter of 2006.

Based on ongoing correspondence regarding the final determination of the holdbacks for both Rainier and Long Term Rx, the Company has, as of December 31, 2006, reduced their holdback receivables from Omnicare to management’s best estimate of the ultimate settlement of these amounts. The related adjustment is included as an additional loss on the respective sales in the fourth quarter of 2006. No adjustments have been made in 2007 as discussions are still ongoing.

In November 2006, the Company sold RoyalMed for $75,000, recognizing a loss on sale of $.2 million in the fourth quarter of 2006.

Subject to management’s late 2006 decision to sell a portion of the Company’s “HomeMed” pharmacy operations and to close the remaining “HomeMed” operations, such actions were completed in March 2007. A portion of the operations were sold to HomeMed, LLC, a non-related entity for a cash purchase price of $.4 million. All unsold assets were written down to their minimal estimated realizable value as of December 31, 2006. An aggregate $653,000 charge was recorded as a component of discontinued operations in the fourth quarter of 2006 with minimal additional write down in the first quarter of 2007. Concurrently, the Company entered into a management services agreement with the buyer to provide accounting and other related services for two or more years. Related management services fees of $100,000 were paid in advance upon closing the sale. Pursuant to a negotiated termination of a Home Med related lease in the second quarter of 2007, the Company reduced the previously established lease reserve by $325,000. Remaining accounts payable and accrued lease payments as of September 30, 2007, will be paid in due course.

The following tables summarize the financial position and operating results of the Company’s discontinued pharmacy operations as of and for the periods ended on the dates indicated (in thousands):

	2007	2006

Current assets	$153	$425
Property & equipment net	-	523
Intangible assets net	-	-
Current liabilities	(577)	(1,471)
Net liabilities of discontinued operations	$(424)	$(523)

	Nine Months	Nine Months
	Ending	Ending
	September 30	September 30
	2007	2006

Net revenues	$197	$28,309
Cost of sales	(147)	(20,290)
Selling, general and administrative expenses	(339)	(9,955)
Depreciation and amortization	(63)	(1,338)
Impairment (charge) reversal and loss on sale	-	(5,971)
Other income	470	6
Interest expense	-	(69)
Net income (loss) from discontinued operations	$118	$(9,308)

Note 3 - New Accounting Policy

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 regarding “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB No. 109 (“FIN 48”), which defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authorities. The Company has reviewed its tax positions for open tax years 2004 and later and the adoption of FIN 48 on January 1, 2007 did not result in establishing a contingent tax liability reserve nor a corresponding charge to retained earnings. The Company has substantial tax benefits derived from its operating loss carryforwards but has provided 100% valuation allowances against them due to uncertainties associated with the realization of those tax benefits.

The recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Changes in estimates may create volativity in the Company’s effective tax rate in future periods from obtaining new information about particular tax positions that may cause management to change its estimates. If the Company would establish a contingent tax liability reserve, interest and penalties related to uncertain tax positions would be classified in general and administrative expenses.

Note 4 - Indebtedness

The Company’s long-term debt was as follows (dollars in thousands):

	Interest	September 30	December 31
	Rate(1)	2007	2006

Mortgages payable	11.54%	$5,645	$5,701
Promissory notes	12.56%	1,009	1,795
7% convertible notes	7.00%	3,300	3,300
10% notes	10.00%	2,500	-
6% notes	6.00%	250	-
6% notes mandatory convertible	6.00%	-	2,750
Laurus convertible notes	10.25%	2,401	2,401
Subordinated debentures	10.25%	9,577	9,577
2006 6% convertible notes	6.00%	1,282	1,300
Derivatives embedded in 2006 notes		1,645	1,685
Capital lease obligations		24	77
Total indebtedness		27,633	28,586
Less debt discount on convertible notes		1,356	1,471
Less current portion		14,880	4,306
Total long-term debt, less current portion		$11,397	$22,809

(1) Current weighted average rate at September 30, 2007.

Mortgages payable primarily represents a promissory note in the amount of $5.5 million due June 30, 2008, secured by the Company’s corporate headquarters. The note bears interest at 11.75% per annum and is payable in equal monthly installments of $51,728, with a final payment of $5.1 million in June 2008. The note may be prepaid in whole or in part, at a redemption price equal to 102% of the principal amount (plus accrued interest) declining to 101% in 2007 with no penalty in the final year. The Company is currently in default on this note due to late interest payments and is negotiating the refinancing of this mortgage on a long term basis.

The Company has various unsecured promissory notes primarily related to the acquisitions of various healthcare companies. On August 24, 2006, the Company issued a promissory note to AmerisourceBergen Drug Corporation (“ABDC”), its primary vendor, in exchange for amounts previously due to ABDC in the amount of $1.5 million payable in fifteen equal weekly installments of $85,000 with the remaining $225,000 due December 15, 2006. This note bore an interest rate of 10.25%. This note was extended with the agreement of ABDC with the December 31, 2006 balance of $275,000 paid in January, 2007. On May 26, 2007, the Company borrowed $103,000 to finance business insurance. On September 27, 2007, the Company issued a $50,000 thirty day note at 6.5% interest accompanied by warrants to purchase 20,000 shares of Standard Management stock at $.10 per share and 5,000 shares of stock in UHCC at $10.00 per share. Both warrants contain a two year term. The value ascribed to both sets of warrants was immaterial. On August 17, 2007, the Company issued to an individual a $200,000 note at a rate of interest of 12% secured by the stock of Premier Life Insurance Company of Bermuda (“Premier Life”), a wholly owned subsidiary of the Company, which was due, but not paid, on September 28, 2007. While this note is outstanding, the Company has granted the lender voting control of all outstanding Premier Life shares. The lender, however, has not caused any action on this matter and does not intend to do so without further notice to borrower. Certain of these notes are currently in default due to untimely interest and principal payments. Accordingly, they are classified as current obligations.

On February 10, 2004, the Company issued $3.3 million of 7% unsecured convertible notes due in full in 2009. The notes are convertible into shares of the Company’s common stock at a price equal to $4.20 per share at any time at the holder’s option subject to certain conditions. These notes are in default as of September 30, 2007 due to late interest payments and are therefore classified as current obligations.

On November 30, 2004, the Company issued $2.75 million of 6% mandatory unsecured convertible notes due in full in 2008. The notes were convertible into shares of the Company’s common stock at a price equal to an adjusted $3.28 per share at any time at the holder’s option subject to certain conditions. In March 2007, $2.5 million of these notes were exchanged for a like amount of notes due in May 2008 at an interest rate of 6% (adjusted to 10 % on June 1, 2007 as $1 million in principal was not prepaid by then) in conjunction with the equity financing described in first three paragraphs of Note 5. The remaining $250,000 is due in May 2008 with an interest rate of 6%. The conversion features were eliminated on all of the $2.75 million. It was determined that the original notes were extinguished causing the Company to write off the $33,000 of unamortized deferred financing costs remaining on the notes in March 2007. In early 2008, it is anticipated, pending shareholder approval, the $2.5 million and related accrued interest will be settled by transferring the Company’s ownership of Precision and certain unimproved land to the lender. The carrying values of these obligations and assets required the third quarter impairment charge of $550,000 to Precision’s goodwill.

On March 21, 2005, the Company issued $4.75 million of convertible notes, which have been paid down to $2.4 million to Laurus Master Fund, Ltd. (the “Laurus Notes”). Principal payments are due in monthly installments through March 2008 and bear interest at the prime rate plus 2% with a floor of 7.25%, unless such rate is reduced in the event that the trading price of the Company’s common stock increase above certain levels. Also, the Company may pay interest and principal in shares of its common stock instead of cash under certain circumstances. All principal and interest to date have been paid in cash. These notes are convertible into shares of the Company’s common stock at any time at the holder’s option at a rate of $3.28 per share, subject to certain conditions. As with the 2004 7% and 6% convertible notes, because the Company’s common shares were trading at less than the effective conversion price upon issuance of the notes, no value was assigned to the conversion feature. The notes were issued with a detachable warrant that allows the holder to purchase 532,511 shares of common stock at an original exercise price of $3.90 per share, which was reduced to $0.01 per share as part of a settlement negotiated between the holder and the Company. That settlement included a) the release of certain real estate as collateral (which the Company sold in May 2006 for $1.1 million and a gain of $.5 million), b) a $1.1 million pay down of the notes, c) amended maturity schedule still ending in March 2008, and d) the reduction of the warrant exercise price which resulted in a $.2 million charge in the second quarter of 2006.

On August 9, 2001, SMAN Capital Trust I (the “Trust”) completed a public offering of $20.7 million of its 10.25% preferred securities, which mature on August 9, 2031 (“Trust Preferred Securities”). The Trust, in turn, loaned the offering proceeds to the Company as subordinated debentures with terms similar to the Trust Preferred Securities. Since all income and cash flows into the Trust benefit the preferred securities holders rather than Standard Management, the Trust is not consolidated with Standard Management.

On March 8, 2006, the Company announced its intention to defer distributions on the Trust Preferred Securities. The deferral, which began with the distribution date scheduled for March 31, 2006, is expected to continue for up to two years. The Company will make a decision each quarter as to the continuation of the deferral of the distributions. All unpaid distributions will accrue interest at the rate of 10.25% per annum until paid by the Company. Deferred distributions as of September 30, 2007 were $1,856,000.

In June 2006, the Company completed an exchange offer for a portion of the Trust Preferred Securities which allowed all Trust Preferred Security holders to exchange their Trust Preferred Securities for six shares of common stock of Standard Management. The Company received tenders for 1,112,341 shares or 53.7% of outstanding Trust Preferred Securities by the expiration date of the offer to exchange. On June 30, 2006, as a result of the exchange offer, the Company issued 6,674,046 shares of its common stock valued at $1.8 million in exchange for $11.1 million of the Trust Preferred Securities and $.6 million of related deferred interest, which in turn, reduced the outstanding balance of the subordinated debentures and accrued interest by like amounts. After the write off of a pro rata portion of previously-unamortized deferred financing fees and the costs of the transaction, the Company recorded a $9.2 million gain upon the exchange as a component of Other Income, net in the second quarter of 2006.

On April 13, 2006, the Company entered into a senior loan agreement with one of the officers of a recently acquired company for $2.8 million at an interest rate of 8.25% per annum due April 13, 2008. Additionally, the Company issued warrants exercisable for 100,000 shares of the Company’s common stock. Such warrants are exercisable for seventy three cents ($0.73) per share. This note was paid in full in July 2006.

On July 27, 2006, the Company entered into a senior loan in favor of an individual, who, until the issuance, was a member of the Company’s board of directors, in the principal amount of $2.8 million at an interest rate of 12.0% per annum due no later than September 15, 2006. The proceeds from this note were used to retire the $2.8 million senior loan issued on April 13, 2006. On August 11, 2006, the Company repaid the sum of $3.1 million, including all but $500,000 of the senior note and facility fees of $750,000.  A second senior loan of $500,000 with similar terms was made on September 28, 2006. Both senior notes were paid, along with an additional $200,000 of tender and facility fees, in late October 2006. From October 2006 through December 31, 2006, an additional $715,000 of similar notes at interest rates of 12% were issued to this same lender and paid along with $143,000 of facility fees (expensed in 2006) in early 2007. The outstanding balance of these notes as of December 31, 2006 are included in promissory notes in the above table. These notes are now paid in full.

On September 8, 2006, the Company entered into a new debt agreement to issue an aggregate principal amount of $2.0 million of new 6% Convertible Notes due 2009 to four investors in a private placement. Notes in the principal amount of $700,000 were issued on September 8, 2006 and an additional $600,000 in notes was issued on October 4, 2006 in conjunction with the Company’s filing of a registration statement called for in the debt agreement to register the shares issuable upon conversion of the notes and exercise of the warrants described below. The last $700,000 of notes has yet to be issued pending effectiveness of the registration statement called for in the debt agreement. The notes are convertible at any time into shares of the Company’s common stock based on a floating conversion price based on the trading price of its common stock. The notes mature on September 8, 2009 and bear interest at 6% per annum prior to maturity and 15% per annum after the maturity date and until paid in full. However, no interest is due for any month in which the intraday trading price of the Company’s common stock is greater than $0.25 for each trading day of the month - which has not occurred since issuance. The notes are secured by certain personal property of the Company. The Company may redeem the notes at any time for 130% of the outstanding principal amount until the maturity date, under certain conditions and may redeem stated portions of the new notes after any monthly period in which the Company’s stock price is consistently below a certain threshold. As the Company was not able to register the shares as required, these notes were in default through July. In July 2007, the Company entered into an agreement to issue warrants to purchase 8 million shares with an exercise price of $.17 per share for a term of 7 years to cure this default. The Company utilized the Black-Scholes method to value these warrants at $.13 each thereby recording an expense in June 2007 of $1,040,000.

The conversion provisions and the various call and other provisions that are based on the Company’s common stock price which are included in the agreements related to the above debt represent financial instruments that must be accounted for as derivatives and the value of which must be reflected as separate Company liabilities. Based on valuations performed by independent parties, the Company determined that the original aggregate value of these various instruments was $840,000 and $720,000 for the September 2006 and October 2006 tranches, respectively. These values, along with the value assigned to the warrants issued with the September 2006 tranche as described below, are also recorded as debt discount related to this debt. To the extent that the debt discount would have been in excess of the cash proceeds from the issuance of the debt, such excess was immediately expensed (and aggregated $948,000) and both tranches of debt were originally recorded with 100% discounts. Such discounts are being amortized over the term of the related debt under the effective interest rate method and such amortization has not yet been material.

In the September tranche of the same private placement transaction, the Company issued to the investors, warrants to purchase an aggregate of 3,000,000 shares of the Company’s common stock. The warrants are immediately exercisable at a price of $0.60 per share, expire seven years from the date of issue and contain provisions that allow for a reduction of the exercise price under certain conditions. These warrants have been valued at $688,000 as of their issuance date and are reflected as separate long-term liabilities of the Company.

Additionally, due to the nature of the related conversion feature of these 2006 6% convertible notes, all of the Company’s previously-outstanding warrants that had been classified as equity instruments were required to be reclassified as liabilities at their estimated values as of the date of the note issuance. That estimated value of $264,000 was reclassified out of equity into a long-term liability. The aggregate value of all outstanding warrants and the derivative instruments described above are required to be marked-to-market value each balance sheet date. That revaluation through December 31, 2006 aggregated to $667,000 of income. This income, combined with the $948,000 of expense above and $210,000 of income related to valuation changes for certain warrants already classified as liabilities prior to September 2006, aggregate to $71,000 of expense related to warrants and derivatives for the year ended December 31, 2006. The aggregate expense related to warrants and derivatives recorded in the first nine months of 2007 was $617,000, including the $1,040,000 described above.

The Company issued to the same lenders unrelated unsecured notes in October 2007 for $250,000 due October 2010 with an interest rate of 8% and conversion features identical to those described above.

Note 5 - Equity Transactions

In March 2007, Mr. Sam Schmidt of Las Vegas, Nevada and certain investors related to Mr. Schmidt completed the purchase of 20,000,000 shares of Standard Management stock at a purchase price of $.10 per share. Upon completion of the transaction, Mr. Schmidt beneficially owned approximately 52.6% of the Registrant’s outstanding common shares. Mr. Schmidt has the power to direct the affairs of Standard Management. Mr. Schmidt agreed to vote his shares of the Company’s common shares for the election to the Company’s board of director of himself, Mr. Dennis King, Mr. Ronald D. Hunter, Mr. James H. Steane II, and Mr. Dainforth B. French, Jr. Mr. Schmidt, Mr. King, Mr. Hunter, Mr. Steane, and Mr. French are all current members of the board of directors of the Company. The Company used the proceeds of the sale of its shares to Mr. Schmidt for debt reduction and general corporate purposes.

In March 2007, Mr. Schmidt granted options to purchase 3,000,000 of the Company’s common shares purchased by the investor group to Mr. Ronald Hunter, 1,000,000 common shares to Mark B.L. Long and 1,000,000 common shares to Dr. Martial R. Knieser, M.D. The exercise price of the options is $0.20 per share, and the options have a term of two years. Each of Mr. Hunter, Dr. Long, and Dr. Knieser is an officer of the Company. Accordingly, for accounting purposes the Company treated these options as if the options had been granted by the Company. The Company valued the options granted to Mr. Hunter, Dr. Long, and Dr. Knieser at $.05 per share using the Black-Scholes option-pricing model resulting in a $250,000 charge being recorded as a general and administrative expense in March, 2007.

Pursuant to the letter agreement, on March 9, 2007 the Company issued to Mr. Schmidt a secured 6% promissory note, due May 1, 2008 (the “Secured Note) in the principal amount of $2,500,000, in exchange for Mr. Schmidt’s surrender of a 6% convertible note due 2008 in the same principal amount that the Company sold to Mr. Schmidt in 2004. The Secured Note is secured by a first priority security interest in certain real estate located in Bloomington, Indiana. The interest rate increased to 10% on June 1, 2007. The Company also granted to Mr. Schmidt a first priority security interest in the personal property of the Company and a pledge of the shares of the Company’s subsidiary, Precision, securing same indebtedness. In early 2008, subject to shareholder approval, the Company expects to extinguish this debt and related accrued interest by transferring ownership of Precision and the Bloomington real estate to Mr. Schmidt.

The Company also sold 1,850,000 shares of Standard Management stock during the first quarter of 2007 at a purchase price of $.10 per share to four outside investors. While not specifically required, in April and May of 2007, the Company issued an additional 2,133,318 shares of its stock to certain shareholders who had previously acquired the shares at $.30 per share to effectively reprice those issuances to the $.10 per share price used in the 2007 issuances. In April 2007, the Company issued 107,042 shares of its stock to one of the previous owners of Precision in accordance with the terms of the Purchase Agreement.

Certain holders of the 6% convertible notes issued in September 2006 exercised their conversion options in August 2007 receiving 402,619 shares of stock in exchange for a reduction of $18,000 of principal.

In October 2007, the Company issued 16,500,000 warrants with an exercise price of $.08 per share with a seven year term in connection with securing a $250,000 loan from the group of four outside investors that holds the September 2006 notes. The warrants will be valued using the Black-Scholes option pricing model and such value will represent debt discount on the $250,000 loan. Any value in excess of $250,000 will be expensed immediately.

Pursuant to provisions included in the Company’s 2005 acquisition of Precision, the Company guaranteed the value of 304,878 shares at $3.28 per share of the Company’s common stock used as consideration in that acquisition as of the second anniversary, which occurred on July 28, 2007. Based on the July 28, 2007 stock price, that guarantee requires the Company to issue $963,000 of cash or an equivalent number of its shares (7,825,000) to the prior owners of Precision. Neither the cash nor the shares have been issued in accordance with the agreements and, as such, one of the prior owners has initiated legal proceedings to compel such issuance. In addition, pursuant to provisions included in the Company’s 2005 acquisition of Long Term Rx, the Company guaranteed the value of 182,183 shares at $3.28 per share of the Company’s common stock used as consideration in that acquisition as of the second anniversary, which occurred on July 28, 2007. Based on the July 28, 2007 stock price, that guarantee requires the Company to issue $465,000 of cash or an equivalent number of its shares (3,880,000) to the prior owner of Long Term Rx.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Standard Management Corporation
Indianapolis, Indiana

We have audited the accompanying consolidated balance sheets of Standard Management Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Standard Management Corporation and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with the accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from continuing operations and may not have adequate financing to meet all of its near-term operating needs. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting provisions of Statement of Financial Accounting Standards No. 123 (revised), “Share Based Payment.”

/s/ BDO Seidman, LLP

Chicago, Illinois
April 20, 2007

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$565	$1,709
Accounts receivable, net of allowances of $85 and $138, respectively	1,004	1,540
Inventories	750	317
Prepaid and other current assets	535	617
Assets of discontinued operations	948	23,287
Total current assets	3,802	27,470

Property and equipment, net	8,037	8,554
Assets held for sale	931	1,506
Deferred financing fees, net	1,263	2,009
Officer and other notes receivable, less current portion	776	842
Investments in unconsolidated entities	—	5,160
Intangible assets, net	304	380
Goodwill	2,078	2,078
Other non-current assets	1,302	1,388
Total assets	$18,493	$49,387

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,720	$455
Accrued expenses	2,101	1,429
Current portion of long-term debt	4,306	2,533
Liabilities of discontinued operations	1,471	2,156
Total current liabilities	9,598	6,573

Long-term debt, less current portion	22,809	36,776
Common stock warrants	87	80
Other long-term liabilities	1,070	1,015
Total liabilities	33,564	44,444

Shareholders’ equity (deficit):
Common stock, no par value, and additional paid in capital, 200,000,000 shares and 40,000,000 shares authorized, 19,011,367 shares and 10,712,859 shares issued in 2006 and 2005, respectively	70,785	68,537
Retained deficit	(75,214)	(55,793)
Treasury stock, at cost, 2,840,173 shares and 1,617,651 shares in 2006 and 2005, respectively	(10,829)	(7,901)
Accumulated other comprehensive income from continuing operations	187	100
Total shareholders’ equity (deficit)	(15,071)	4,943
Total liabilities and shareholders’ equity (deficit)	$18,493	$49,387

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year Ended December 31
	2006	2005	2004
Net revenues	$9,029	$3,806	$—
Cost of revenues	6,399	2,753	—
Gross profit	2,630	1,053	—

Selling, general and administrative expenses	10,977	9,749	8,379
Impacts related to value of warrants and derivatives	71	(272)	—
Depreciation and amortization	819	923	1,437

Operating loss	(9,237)	(9,347)	(9,816)

Other income, net	6,335	1,078	182

Interest expense	(4,819)	(4,302)	(4,426)

Net loss from continuing operations before income tax expense (benefit)	(7,721)	(12,571)	(14,060)
Income tax expense (benefit)	—	—	—

Net loss from continuing operations	(7,721)	(12,571)	(14,060)

Income (loss) from discontinued operations, net of income taxes of $212, $395 and ($627), respectively	(11,700)	(41,693)	3,192
Net loss	$(19,421)	$(54,264)	$(10,868)

Loss per share — basic and diluted Loss from continuing operations	$(0.60)	$(1.49)	$(1.76)
Income (loss) from discontinued operations	(0.92)	(4.93)	0.40
Net loss	$(1.52)	$(6.42)	$(1.36)

Weighted average shares outstanding	12,779,164	8,455,869	7,973,029

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(dollars in thousands)

	Total	Common stock and Additional Paid in Capital	Retained earnings (deficit)	Treasury stock	Accumulated other comprehensive income
Balance at December 31, 2003	$72,447	$68,077	$9,339	$(7,671)	$2,702
Comprehensive loss:
Net loss	(10,868)	—	(10,868)	—	—
Change in unrealized loss on securities, net taxes of $1,130	2,193	—	—	—	2,193
Comprehensive loss	(8,675)

Purchase of treasury stock	(32)	—	—	(32)	—
Issuance of common stock in business acquisitions	293	293	—	—	—
Exercise of common stock options	(1)	(1)	—	—	—
Sale of MCO	(4,000)	(4,000)	—	—	—
Balance at December 31, 2004	60,032	64,369	(1,529)	(7,703)	4,895

Comprehensive loss:
Net loss	(54,264)	—	(54,264)	—	—
Change in unrealized gain or securities, net taxes of $1,130	(4,795)	—	—	—	(4,795)
Comprehensive loss	(59,059)

Adjustment due to stock price contingency	(84)	(84)	—	—	—
Purchase of treasury stock	(198)	—	—	(198)	—
Issuance of common stock in business acquisitions	4,100	4,100	—	—	—
Exercise of common stock options	(14)	(14)	—	—	—
Issuance of warrants for Services	166	166	—	—	—
Balance at December 31, 2005	4,943	68,537	(55,793)	(7,901)	100

Comprehensive loss:
Net loss	(19,421)	—	(19,421)	—	—
Change in unrealized gain on securities	87	—	—	—	87
Comprehensive loss	(19,334)

Stock-based compensation expense	38	38	—	—	—
Purchase of treasury stock	(2,928)	—	—	(2,928)	—
Exchange — Trust Preferred	1,802	1,802	—	—	—
Sale of common stock and warrants, net of issuance cost	439	439	—	—	—
Reclassification of warrants to liabilities	(128)	(128)	—	—	—
Issuance of warrants for services	97	97	—	—	—
Balance at December 31, 2006	$(15,071)	$70,785	$(75,214)	$(10,829)	$187

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	2006	2005	2004
OPERATING ACTIVITIES:
Net loss	$(19,421)	$(54,264)	$(10,868)
Net income (loss) from discontinued operations	(11,700)	(41,693)	3,192
Net loss from continuing operations	(7,721)	(12,571)	(14,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	657	923	1,437
Amortization of deferred financing costs and debt discount	785	540	—
Gain on Trust Preferred exchange	(9,199)	—	—
Non-cash stock compensation expense	37	—	—
Provision for bad debts	63	69	—
Impact related to value of warrants and derivitives	71	—	—
Loss related to sale of a business	—	—	—
Net loss related to asset dispositions	2,307	—	309
Change in operating assets and liabilities, net of effect of business acquisitions and dispositions:
Accounts receivable	457	(788)	823
Inventories	(433)	37	—
Prepaid and other current assets	152	1,904	(354)
Accounts payable	1,265	(423)	—
Accrued expenses	382	(832)	(109)
Other	206	(377)	(7)
Net cash used in operating activities of continuing operations	(10,971)	(11,518)	(11,961)

INVESTING ACTIVITIES:
Capital expenditures	(51)	(114)	(623)
Receipt (refund) of proceeds from sale of Standard Life	(300)	47,214	—
Proceeds from sale of assets	1,083	155	—
Redemption of preferred stock	1,500
Cash paid for pharmacy acquisitions, net of cash acquired	—	(11,173)	(469)
Cash received for sale of businesses	16,164	—	(800)
Change in other non-current assets, net	66	825	90
Net cash provided by (used in) investing activities of continuing operations	18,462	36,907	(1,802)

FINANCING ACTIVITIES:
New borrowings	10,609	4,750	6,050
Net cash received from (provided to) discontinued operations	(4,293)	(7,749)	9,218
Purchase of common stock for treasury	(2,928)	(198)	(32)
Proceeds from sale of stock and warrants, net of issuance costs	439	(14)	(1)
Deferred financing costs paid	(351)	(474)	(395)
Repayments of long-term debt	(12,111)	(21,076)	(1,268)
Net cash provided by (used in) financing activities of continuing operations	(8,635)	(24,761)	13,572

Net cash provided by (used in) operating activities of discontinued operations	(6,297)	11,885	64,456
Net cash provided by (used in) investing activities of discontinued operations	(62)	24,956	(2,308)
Net cash provided by (used in) financing activities of discontinued operations	4,293	(44,717)	(69,967)
Net decrease in cash and cash equivalents of discontinued operations	(2,066)	(7,876)	(7,819)

Total decrease in cash and cash equivalents	(3,210)	(7,248)	(8,010)
Net decrease in cash and cash equivalents of discontinued operations	(2,066)	(7,876)	(7,819)
Net increase (decrease) in cash and cash equivalents of continuing operations	(1,144)	628	(191)

Cash and cash equivalents of continuing operations at beginning of year	1,709	1,081	1,272
Cash and cash equivalents of continuing operations at end of year	$565	$1,709	$1,081

See accompanying notes to consolidated financial statements.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 1 - Basis of Presentation

Standard Management Corporation (“Standard Management”) is an Indianapolis-based company that, and through it’s subsidiaries, (collectively, the “Company”), provides pharmaceutical products and services to the healthcare industry. As of April 2007, the Company owned and operated one pharmacy in Tennessee. The Company is seeking to acquire, through a newly formed entity Universal HealthCare Company, LLC (“UHCC”), other existing pharmacies to expand its business. Ultimately, the Company intends to manage regional and other institutional pharmacies to provide pharmaceuticals to long-term care and infusion therapy facilities.

The Company had previously operated additional pharmacies and an insurance business. However, as more fully described in Notes 3 and 5, the Company sold or closed those operations during 2005 and 2006 and, accordingly, has reflected those businesses as discontinued operations in the accompanying consolidated financial statements. As a result of the discontinuance, the Company now reports within a single operating segment, which includes all of its previously separately reported corporate services functions. All significant intercompany transactions and balances have been eliminated in consolidation. Additionally, the Company, has reclassified certain amounts from the prior periods to conform to the 2006 presentation and to reflect its discontinued operations separately from its continuing operations. These reclassifications have no effect on net loss or shareholders’ equity (deficit).

Based on current estimates of cash flow, management believes that, absent a significant additional cash infusion or significantly increased cash flow from operations, at some point within the next several months, the Company may not have sufficient cash to meet its operating and debt service requirements. The Company, as of December 31, 2006, has a shareholders’ deficit of $15.1 million and a working capital deficit of $5.8 million. This situation raises “substantial doubt” about the Company’s ability to continue s a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In response to this situation, during the third quarter of 2006, the Company realigned its expense structure, resulting in the retirement or resignations of four executives and, if applicable, their related employment agreements. Related severance expenses and post-termination consulting fees of $0.4 million are reflected as additional selling, general and administrative expenses in the year ended December 31, 2006.

Additionally, in 2007, Standard Management entered into a Management Agreement whereby Standard Management will act as the manager of the pharmaceutical operations expected to be acquired by UHCC. Standard Management’s ownership in UHCC is expected to be diluted to approximately 24% in connection with equity financing from unrelated parties to fund the expected acquisitions. Standard Management is expected to earn guaranteed and performance based management fees based on operating results of the acquired pharmacy operations. Management expects that this new investment and financial structure will provide adequate financial support to complete the Company’s development plans.

Note 2 - Summary of Significant Accounting Policies

Revenue Recognition / Contractual Allowances

Revenues are recognized at the time services or products are provided or delivered to the customer. Upon delivery of products or services, the Company has no additional performance obligations to the customer. The Company receives payments through reimbursement from private third-party insurers, long-term care facilities, and Medicaid and Medicare programs and directly from individual residents (private pay).

The Company records an estimated contractual allowance against non-private pay revenues and accounts receivable. Accordingly, the net revenues and accounts receivable reported in the Company’s consolidated financial statements are recorded at the amount expected to be received. Contractual allowances are adjusted to actual as cash is received and claims are reconciled. The Company evaluates the following criteria in developing the estimated contractual allowance percentages each month: historical contractual allowance trends based on actual claims paid by third party payors; reviews of contractual allowance information reflecting current contract terms; consideration and analysis of changes in customer base, product mix, payor mix reimbursement levels or other issues that may impact contractual allowances.

Cash Equivalents

Short-term investments that have a maturity of 90 days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value.

Allowance for Doubtful Accounts

The Company utilizes the “Aging Method” to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various payors of the Company’s business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the Aging Method described above while also considering accounts specifically identified as doubtful. Accounts receivable that Company management specifically estimates to be doubtful, based upon the age of the receivables, the results of collection efforts, or other circumstances, are reserved for in the allowance for doubtful accounts until they are collected or written-off.

Management believes the assumptions used in the Aging Method suggest the allowance for doubtful accounts is adequate. However, because the assumptions underlying the Aging Method are based upon historical data, there is a risk that the Company’s current assumptions are not reflective of future collection patterns. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but may not be addressed in a timely fashion when using the Aging Method, until updates to the Company’s periodic historical collection studies are completed and implemented.

At least annually, the Company updates its historical collection studies in order to evaluate the propriety of the assumptions underlying the Aging Method. Any changes to the underlying assumptions or impact of adverse events are implemented immediately. Changes to these assumptions can have a material impact on the Company’s bad debt expense, which is reported in the consolidated statements of operations as a component of selling, general and administrative expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing cash and cash equivalents and accounts receivable.

The Company is exposed to credit risk in the event of default by the financial institutions or issuers of cash and cash equivalents to the extent recorded on the balance sheet. At any given point in time, the Company has cash on deposit with financial institutions, and cash invested in high quality short-term money market funds and U.S. government-backed repurchase agreements, generally having original maturities of three months or less, in order to minimize its credit risk.

The Company establishes allowances for doubtful accounts based on historical credit losses and specifically identified credit risks. Management reviews this allowance on an ongoing basis for appropriateness, and such losses have been within management’s expectations. For the year ended December 31, 2006, no single customer accounted for 10% or more of revenues. The Company generally does not require collateral.

Inventories and Cost of Revenues

Inventories, consisting of pharmaceuticals, medical supplies and equipment, are stated at the lower of cost or market. Cost is determined primarily on the first-in, first-out method.

Counts of inventories on hand are performed at least on a quarterly basis. Because the Company does not utilize a perpetual inventory system on a significant percentage of its inventory, cost of goods sold, a component of cost of revenues, is estimated using the latest acquisition cost and adjusted to actual by recording the results of the quarterly count of actual physical inventories.

Recorded obsolescence allowances are not significant since the Company writes off all expired inventories and the Company has the ability to return a majority of its inventory before expiration.

Cost of revenue include the net product costs of pharmaceuticals sold and direct charges attributable to providing revenue-generating services.

Property and Equipment and Intangible Assets

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method in amounts considered sufficient to amortize the cost of the assets to operations over their estimated service lives or lease terms which range from three to ten years for equipment and leasehold improvements and 40 years for our headquarters building which represents our most significant asset in this category. Intangible assets are all amortized over their estimated useful lives of seven years for customer lists, seven years for trademarks and three years for non-compete agreements.

Long-lived assets or groups of assets are tested for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the asset’s carrying amount. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company will evaluate recoverability and determine whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value (generally determined by a discounted cash flows model or independent appraisals).

Assets Held For Sale

Assets held for sale represent investment properties and improvements carried at the lower of cost or fair value.

Deferred Financing Costs

Financing costs are deferred and amortized on a straight-line basis when it approximates the effective interest method or otherwise, on the effective interest rate method, over the terms of the related debt.

Other Non-current Asset and Liabilities

Other non-current assets primarily represent fixed maturity securities and equity investments in support of insurance policy liabilities (other non-current liabilities) the Company continues to retain after the sale of its Financial Services operations. Gross unrealized gains and losses are not material. Changes in the fair value of these available for sale securities, other than impairments deemed to be other than temporary, are reported as other comprehensive income (loss). The fixed maturity securities mature in 2008.

Legal fees

Upon identification of litigation matters against the Company that are likely to result in significant defense costs, the Company, based on discussions with internal and external counsels, estimates and provides for the expected defense costs.

Income Taxes

Income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for estimated tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period in which the change is enacted. A valuation reserve is recognized based on the evidence available, if it is more likely than not that some portion or the entire deferred income tax asset will not be realized.

The Company files a consolidated return for federal income tax purposes.

Net Loss Per Common Share

Basic earnings (loss) per share are computed based on the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share are calculated in a similar manner consistent with basic earnings (loss) per share but also include the dilutive effect of the assumed exercise of stock options and warrants under the treasury stock method as well as the effect of convertible notes using the if converted method. As the Company reported losses for each period presented herein, no common stock equivalents were considered in the related computation of diluted loss per share. Common stock equivalents outstanding as of December 31, 2006, 2005 and 2004 were convertible or exercisable into 55,371,942, 8,094,215, and 4,523,259 shares, respectively.

Stock Option Plans

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), applying the modified prospective method. Prior to the adoption of SFAS 123(R), the Company applied the provisions of SFAS No. 123, Accounting for Stock Based Compensation (“SFAS 123”), as amended, allowing companies to either expense the estimated fair value of stock options or to continue the earlier practice of accounting for stock options at intrinsic value and disclose the pro forma effects on net income and earnings per share had the fair value of the options been expensed. Upon adoption of SFAS 123(R) and applying the modified prospective method, SFAS(R) applies to new awards and to awards that were outstanding as of December 31, 2005 that are subsequently vested, modified, repurchased or cancelled. Compensation expense recognized during the year ended December 31, 2006 includes the portion vesting during the period for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with SFAS 123. There were no new awards granted during the year ended December 2006. Stock compensation expense of $38,000 was recognized during the year ended December 31, 2006 on existing stock option awards. As a result of the Company’s decision to adopt the modified prospective method, prior period results have not been restated.

The following table shows the result in pro forma net loss from continuing operations and pro forma loss per share from continuing operations based on fair value at the grant date, which is consistent with the provisions of SFAS 123, as amended, for the year ended December 31, 2005 and 2004 (dollars in thousands, except per share amounts):

	2005	2004
Reported net loss from continuing operations	$(12,571)	$(15,046)
Less: Total stock-based employee compensation expense determined under fair value based method for all grants	919	165
Pro forma net loss from continuing operations	$(13,490)	$(15,211)

Loss per share from continuing operations:
Basic and diluted — as reported	$(1.49)	$(1.89)
Basic and diluted — pro forma	$(1.60)	$(1.91)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-valuation model with the following weighted-average assumptions:

	2005	2004
Risk-free interest rates	4.1%	3.1%
Volatility factors	0.44	0.44
Weighted average expected life	5 years	5 years
Dividend yield	0.0%	0.0%

These key assumptions are summarized as follows:

Risk-free interest rate - Based on the observed interest rates appropriate for the expected term of the stock options.

Volatility factors - Based on the historical volatility of the Company’s common stock for the expected term of the stock options, excluding periods prior to the Company’s sale of Standard Life.

Expected life - Based on historical experience.

Dividend yield - Based on historical experience and future expectations.

In addition, the Company does not estimate any forfeitures as it expects future forfeitures to be minimal.

During the third quarter of 2005, the Company re-priced the stated exercise price on certain options from $6.063 to $2.05, which was the market price on the date of adjustment. Pursuant to then-current accounting provisions, this re-pricing constituted a new stock option grant and required variable plan accounting for the related options. As these stock options had no intrinsic value at the re-pricing date or at December 31, 2005, no compensation expense was recorded for 2005. Adoption of FASB 123(R) on January 1, 2006, eliminated the use of variable plan accounting.

SFAS 123 (R) also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as cash flows for financing activities rather than as cash flows from operations. The Company has had no net income impact related to stock compensation expense or exercising of stock options primarily due to the Company maintaining a full valuation allowance against its net deferred income tax assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

The carrying value of all financial instruments such as accounts and notes receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. See Note 6 for estimates of fair value of the Company’s debt instruments. Warrants and certain derivative instruments embedded in convertible debt agreements are carried as liabilities at their fair values.

NOTE 3 — DISCONTINUED OPERATIONS - FINANCIAL SERVICES

On June 9, 2005, the Company completed the sale of all outstanding capital stock of its former insurance operations, Standard Life Insurance Company of Indiana (“Standard Life”) and its subsidiary, and $27 million aggregate principal amount of surplus debentures issued by Standard Life in favor of the Company, to Capital Assurance Corporation (“Capital Assurance”). The purchase price was approximately $79.8 million, consisting of $52.5 million in cash, $5 million in a new class of 7% cumulative exchangeable preferred stock of Capital Assurance (the “Series A Preferred Stock”) and the assumption by Capital Assurance of approximately $22.3 million of indebtedness of the Company. In addition, Standard Management purchased certain assets from Standard Life at closing for approximately $5.3 million, resulting in net proceeds to the Company of $47.2 million. The sales price was subject to post-closing adjustment. Capital Assurance entered into a renewable lease of space in the Company’s corporate headquarters for $480,000 per year through June 2008 with options for three additional years.

The Company agreed to indemnify Capital Assurance and Standard Life for any losses arising from breaches of any representation, warranty or covenant of Standard Management made in the sale agreement subject to the applicable survival periods, if such losses exceed $500,000 in the aggregate. In addition, Standard Management agreed to indemnify Capital Assurance for all pending litigation of Standard Life without respect to the indemnification threshold.

Related to the sale of Standard Life, the Company estimates that, for federal income tax purposes, the Company will recognize a capital loss on the sale of approximately $22 million, equal to the difference between its adjusted tax basis in Standard Life and the amount realized from the sale. The Company may realize a tax benefit in future periods from this capital loss provided that it recognizes capital gains within five years. However, as it is currently more likely than not that these benefits will not be realized, the Company has fully offset any potential benefit with a valuation allowance as of December 31, 2005.

The Company used a portion of the $47.2 million of cash proceeds to a) pay off $17.7 million of bank debt, including prepayment penalties, b) pay $1.0 million related to obtaining a consent from the holders of the trust preferred securities described in Note 6 to effectively allow the Company to complete the sale of Standard Life and c) pay $3.5 million of professional fees (investment bankers, attorneys and accountants) and miscellaneous other costs related to the sale (printing and mailing of proxy materials and severance payments). The remaining cash proceeds were added to general working capital and have been used for general corporate purposes and pharmacy acquisitions.

On June 29, 2006, the Company entered into a Redemption Agreement with Capital Assurance whereby for a gross payment of $1.5 million to the Company (a net of $1.0 million after the deduction of certain agreed upon amounts), the parties agreed upon the terms for the redemption of the Series A Preferred Stock. The net redemption price of $1.0 million was paid to the Company by Capital Assurance in June 2006. As additional consideration for the redemption, Capital Assurance agreed to release and discharge the Company from any further indemnification obligations relating to all pending legal actions against Standard Life. The agreement to release the Company from the indemnification obligations for these legal actions allowed the Company to remove approximately $800,000 in legal reserves from its financial statements as of June 30, 2006. The Company and Capital Assurance also agreed to resolve all issues with respect to a pending action concerning an adjustment to the purchase price for the sale of Standard Life and to dismiss the action with prejudice. Finally, the parties agreed to terminate the Pledge Agreement that was executed by the parties in June 2005 as part of the sale of Standard Life. The Company realized a $2.8 million loss on the sale of the Series A Preferred Stock (included in Other income, net). Additionally, the Company realized a $300,000 loss from discontinued operations upon settlement of the purchase price adjustment dispute with Capital Assurance. This $300,000 loss is included in reported losses from discontinued operations for the year ended December 31, 2006.

The following tables summarize the financial position and operating results of the discontinued operations as of and for the years ended on the dates indicated:

Standard Life
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31 2005	December 31 2004
Assets:
Total investments	$—	$1,686,396
Deferred policy acquisition costs and present value of future profits	—	174,172
Other assets	—	60,837
Assets of discontinued operations	$—	$1,921,405

Liabilities:
Insurance policy liabilities	$—	$1,824,736
Accounts payable and accrued expenses	1,069	4,570
Liabilities of discontinued operations	$1,069	$1,829,306

Standard Life
Condensed Consolidated Statements of Operations
(dollars in thousands)

	For the Year Ended December
	2005	2004
Revenues	$40,796	$111,586
Benefits, claims, interest credited and amortization	33,307	91,789
Operating and other expenses	4,652	9,658
Impairment charge and loss on sale	36,606	—
Income tax expense (benefit)	212	395
Income (loss) from discontinued operations	$(33,981)	$9,744

Note 4 - Pharmacy Business Acquisitions

During 2005, the Company acquired four pharmacy operations referred to herein as Rainier, Holland, Precision and Long Term Rx. During 2004, the Company acquired two pharmacy operations referred to herein as RoyalMed and Apothecary.

During 2003, the Company acquired the business assets of MyDoc.com for $645,000 paid in the form of cash of $145,000 and a seller note of $500,000. Additionally, in 2003, the Company acquired the stock of Medical Care & Outcomes, LLC (“MCO”) with $4 million of the Company’s common stock. The Company later sold MCO back to the original owners (other than a 5% interest valued at $160,000) in April 2004. The Company recognized a loss on the sale and related severance costs for a prior owner/employee of $964,000 (included now in discontinued operations). This divestiture resulted in the return of the Company’s common stock and therefore a direct decrease to equity in April 2004 of $4 million. In 2006, due to the underperformance of MCO, the Company wrote off its $160,000 investment.

The aggregate purchase price of the 2005 acquisitions was $18.3 million (excluding $0.8 million of acquisition costs), representing $12.7 million in cash, 1,250,001 shares of the Company’s common stock valued at $4.1 million, and $1.5 million in a seller note. The aggregate purchase price of the 2004 acquisitions was $4.0 million, representing $0.8 million in cash paid at closing, 50,000 shares of the Company’s common stock valued at $0.3 million, and $2.9 million of assumed debt and a seller note. The Company guaranteed the market value of $3.28 per share of some of the common stock issued in the 2005 acquisitions and $7.00 per share for the RoyalMed acquisition at certain anniversary dates. Those guaranteed values are included in the purchase prices reflected above. The guarantee related to the Rainier acquisition was settled as part of the Tran Settlement described in Note 5. In May 2006 and May 2005, the Company settled the RoyalMed guarantees by issuing 116,456 share of its common stock valued at $96,659 (based on the settlement date’s market price) and $84,000 in cash, respectively.

The operating results of these acquired operations are included in the consolidated results of the Company commencing on their respective acquisition dates. See Note 5 regarding the sale or closure of several of these and previously-acquired pharmacies.

During 2006, the Company expensed in excess of $1,325,000 related to terminated acquisition agreements which were not concluded due to lack of financing and terminated financing transactions which were not consummated. These expenses are included in other income, net.

Note 5 — Discontinued Operations — Pharmacy Services

On August 11, 2006, the Company sold certain rights, properties and assets of Rainier and Holland to Omnicare, Inc. (“Omnicare”). At the closing, Omnicare agreed to pay the Company an aggregate purchase price of up to $13.2 million and assumed certain liabilities of Rainier and Holland valued at $750,000. Of the purchase price, (1) $12.0 million in cash was paid by Omnicare at the closing, (2) $700,000 was held back pending a potential post-closing adjustment to be measured against a specified historical value of the purchased net assets , and (3) up to $520,000 could have been earned based on a calculation defined in the sales agreement.. The Company also agreed to grant Omnicare a three year right of first refusal for the purchase of any other pharmacy businesses of the Company. The Company recorded an original loss on the sale of $3.6 million, including its estimate of the eventual holdback payment to be received or paid and without consideration of the contingent purchase price of $520,000.

Concurrently with the sale of Rainier and Holland, on August 11, 2006, the Company entered into a Settlement Agreement with John Tac Hung Tran, Cynthia J. Wareing-Tran and The Jonathan Tran Irrevocable Trust (collectively, the “Trans”), who were the former owners of Rainier. The Settlement Agreement resolved all disputes among the parties with respect to, among other matters, a promissory note granted by the Company to the Trans as part of the consideration for the acquisition, the amount of bonus and earn-out payments owed to Mr. Tran under the terms of his Employment Agreement with Rainier and certain leases entered into with the Trans as part of the acquisition. Under the settlement, the Company has paid the Trans approximately $5.5 million, of which approximately $1.5 million was for the repayment of the promissory note, $1.0 million for the disputed earn-out payments, $150,000 for the disputed bonus payment, $2.5 million to redeem all 762,195 shares of common stock of the Company issued to the Trans as part of the acquisition at their guaranteed price, and $310,000 to redeem all of the shares purchased by the Trans and other associates of the Trans in May 2006 as part of the Company’s private placement at the acquisition price. In exchange for this payment, the Company received a full and absolute release of any and all claims and liens made by the Trans against the Company. The Company also agreed to release the Trans from any and all claims it had against them pertaining to these matters. Finally, the Company agreed to dismiss with prejudice all litigation currently pending pertaining to these matters. The $1.150 million of earn-out and bonus payments are reflected as expenses of discontinued operations in the year ended December 31, 2006.

On July 25, 2006, the Company sold the assets of PCA to Indiana Life Sciences (a company owned by one of the Company’s executive officers) for $1 and a commitment to purchase $100,000 of the Company’s common stock currently through a private placement offering. That investment was made in July 2006. The Company recorded a loss on the sale of $428,000.

On October 20, 2006, the Company completed the sale of certain rights, properties and assets of Long Term Rx to Omnicare, Inc. The contract purchase price was for $5.1 million. Of the purchase price, (1) $4.2 million in cash was paid by Omnicare at the closing, (2) $750,000 was held back pending a potential post-closing adjustment to be measured against a specified historical value of the purchased net assets, and (3) up to $225,000 could have been made based on a calculation defined in the sale agreement. The Company recorded an original gain on the sale of $.6 million including its estimate of the eventual holdback payment to be received or paid and without consideration of the contingent purchase price of $225,000, and after an expense related to the buy out of a portion of the remaining lease for space no longer needed at the Company’s operating facility in Indianapolis.

Based on ongoing correspondence regarding the final determination of the holdbacks for both Rainier and Long Term Rx, the Company has, as of December 31, 2006, reduced their holdback receivables from Omnicare to management’s best estimate of the ultimate settlement of these amounts. The related adjustment is included as an additional loss on the respective sales. Future adjustments based on continuing negotiations are not expected to be material.

In November 2006, the Company sold RoyalMed for $75,000, recognizing a loss on sale of $.2 million.

Subject to management’s late 2006 decision to sell a portion of the Company’s “HomeMed” pharmacy operations and to close the remaining “HomeMed” operations, such actions were completed in March 2007. A portion of the operations were sold to HomeMed, LLC, a non-related entity for a cash purchase price of $.5 million. All unsold assets were written down to their minimal estimated realizable value as of December 31, 2006. An aggregate $653,000 charge was recorded as a component of discontinued operations. Concurrently, the Company entered into a management services agreement with the buyer to provide accounting and other related services for two or more years. Related management services fees of $100,000 were paid in advance upon closing the sale.

The following tables summarize the financial position and operating results of our discontinued pharmacy operations as of and for the years ended on the dates indicated (in thousands):

	December 31, 2006	December 31, 2005
Current assets	$397	$9,300
Property and equipment, net	523	2,395
Intangible assets, net	—	13,212
Current liabilities	(1,443)	(2,707)
Net assets of discontinued operations	$(523)	$22,200

	Year ended December 31,
	2006	2005	2004
Net revenues	$29,110	$25,117	$7,120
Cost of sales	20,987	17,981	5,822
Selling, general and administrative expenses	10,551	10,659	5,137
Depreciation and amortization	1,380	1,289	1,678
Impairment charge and loss on sale	7,422	2,820	964
Interest expense	170	80	71
Net loss from discontinued operations	$(11,400)	$(7,712)	$(6,552)

Note 6 — Indebtedness

The Company’s long-term debt was as follows (dollars in thousands):
	Interest Rate(1)	December 31 2006	December 31 2005
Mortgages payable	7.20%	$5,701	$5,905
Promissory notes	11.07%	1,795	2,355
7% convertible notes	7.00%	3,300	3,300
6% convertible notes	6.00%	2,750	2,750
Laurus convertible notes	10.25%	2,401	4,275
Subordinated debentures	10.25%	9,577	20,700
2006 6% convertible notes	6.00%	1,300	—
Derivities embedded in 2006 notes		1,685	—
Capital lease obligations		77	287
Total indebtedness		28,586	39,572
Less debt discount on convertible notes		1,471	263
Less current portion		4,306	2,533
Total long-term debt, less current portion		$22,809	$36,776
____________

(1) Current weighted average rate at December 31, 2006.

Mortgages payable primarily represents a promissory note in the amount of $5.5 million due June 30, 2008, secured by the Company’s corporate headquarters. The note bears interest at 7.25% per annum and is payable in equal monthly installments of $51,728, with a final payment of $5.1 million in June 2008. The note may be prepaid in whole or in part, at a redemption price equal to 102% of the principal amount (plus accrued interest) declining to 101% in 2007 with no penalty in the final year. A $500,000 prepayment of principal on the note was made in March 2005 related to the sale of Standard Life.

The Company has various unsecured promissory notes primarily related to the acquisitions of various healthcare companies. In February 2006, the Company issued an additional $500,000 short-term promissory note due on or before August 30, 2006, as extended. This note bears interest at 9.5% per annum and has an outstanding balance of $200,000 on December 31, 2006. On September 29, 2006, the Company issued a promissory note to Bridgewater Capital Ltd. for $105,000 which was paid in early October 2006. This note contained an interest rate of 10%. On August 24, 2006, the Company issued a promissory note to AmerisourceBergen Drug Corporation (“ABDC”), its primary vendor, in exchange for amounts previously due to ABDC in the amount of $1.5 million payable in fifteen equal weekly installments of $85,000 with the remaining $225,000 due December 15, 2006. This note bears an interest rate of 10.25%. This note was extended with the agreement of ABDC with the December 31, 2007 balance of $275,000 paid in January, 2007. Certain of these notes are currently in default due to untimely interest and principal payments. Accordingly, they are classified as current obligations.

On February 10, 2004, the Company issued $3.3 million of 7% unsecured convertible notes due in full in 2009. The notes are convertible into shares of the Company’s common stock at a price equal to $4.20 per share at any time at the holder’s option subject to certain conditions.

On November 30, 2004, the Company issued $2.75 million of 6% mandatory unsecured convertible notes due in full in 2008. The notes are convertible into shares of the Company’s common stock at a price equal to an adjusted $3.28 per share at any time at the holder’s option subject to certain conditions. In March 2007, $2.5 million of these notes were exchanged for a like amount of demand notes at an interest rate of 8.5 % in conjunction with the equity financing described in Note 18. The conversion features were not changed.

On March 21, 2005, the Company issued $4.75 million of Laurus convertible notes. Principal payments are due in monthly installments through March 2008 and bear interest at the prime rate plus 2% with a floor of 7.25%, unless such rate is reduced in the event that the trading price of the Company’s common stock increase above certain levels. Also, the Company may pay interest and principal in shares of its common stock instead of cash under certain circumstances. All principal and interest to date have been paid in cash. As of December 31, 2006, the Company had an outstanding balance with Laurus of $2.4 million which is all classified as current due to defaults caused by late principal and interest payments. These notes are convertible into shares of the Company’s common stock at any time at the holder’s option at a rate of $3.28 per share, subject to certain conditions. As with the 2004 7% and 6% convertible notes, because the Company’s common shares were trading at less than the effective conversion price upon issuance of the notes, no value was assigned to the conversion feature. The notes were issued with a detachable warrant that allows the holder to purchase 532,511 shares of common stock at an original exercise price of $3.90 per share, which was reduced to $0.01 per share as part of a settlement negotiated between the holder and the Company. See Note 16.

On August 9, 2001, SMAN Capital Trust I (the “Trust”) completed a public offering of $20.7 million of its 10.25% preferred securities, which mature on August 9, 2031 (“Trust Preferred Securities”). The Trust, in turn, loaned the offering proceeds to the Company as subordinated debentures with terms similar to the Trust Preferred Securities. Since all income and cash flows into the Trust benefit the preferred securities holders rather than Standard Management, the Trust is not consolidated with Standard Management.

On March 8, 2006, the Company announced its intention to defer distributions on the Trust Preferred Securities. The deferral, which began with the distribution date scheduled for March 31, 2006, is expected to continue for up to two years. The Company will make a decision each quarter as to the continuation of the deferral of the distributions. All unpaid distributions will accrue interest at the rate of 10.25% per annum until paid by the Company. Deferred distributions as of December 31, 2006 were $ 982,000.

In June 2006, the Company completed an exchange offer for a portion of the Trust Preferred Securities which allowed all Trust Preferred Security holders to exchange their Trust Preferred Securities for six shares of common stock of Standard Management. The Company received tenders for 1,112,341 shares or 53.7% of outstanding Trust Preferred Securities by the expiration date of the offer to exchange. On June 30, 2006, as a result of the exchange offer, the Company issued 6,674,046 shares of its common stock valued at $1.8 million in exchange for $11.1 million of the Trust Preferred Securities and $.6 million of related deferred interest, which in turn, reduced the outstanding balance of the subordinated debentures and accrued interest by like amounts. After the write off of a pro rata portion of previously-unamortized deferred financing fees and the costs of the transaction, the Company recorded a $9.2 million gain upon the exchange as a component of Other Income, net in June 2006.

On April 13, 2006, the Company entered into a senior loan agreement with one of the officers of a recently acquired company for $2.8 million at an interest rate of 8.25% per annum due April 13, 2008. Additionally, the Company issued warrants exercisable for 100,000 shares of the Company’s common stock. Such warrants are exercisable for seventy three cents ($0.73) per share.

On July 27, 2006, the Company entered into a senior loan in favor of an individual, who, until the issuance, was a member of the Company’s board of directors, in the principal amount of $2.8 million at an interest rate of 12.0% per annum due no later than September 15, 2006. The proceeds from this note were used to retire the $2.8 million senior loan issued on April 13, 2006. On August 11, 2006, the Company repaid the sum of $3.1 million, including all but $500,000 of the senior note and facility fees of $750,000. A second senior loan of $500,000 with similar terms was made on September 28, 2006. Both senior notes were paid, along with an additional $200,000 of tender and facility fees, in late October 2006. From October 2006 through December 31, 2006, an additional $715,000 of similar notes at interest rates of 12% were issued to this same lender and paid along with $143,000 of facility fees (expensed in 2006) in early 2007. The outstanding balance of these notes as of December 31, 2006 are included in promissory notes in the above table.

On September 8, 2006, the Company entered into a new debt agreement to issue an aggregate principal amount of $2.0 million of new 6% Convertible Notes due 2009 to four investors in a private placement. Notes in the principal amount of $700,000 were issued on September 8, 2006 and an additional $600,000 in notes was issued on October 4, 2006 in conjunction with the Company’s filing of a registration statement called for in the debt agreement to register the shares issuable upon conversion of the notes and exercise of the warrants described below. The last $700,000 of notes has yet to be issued. The notes are convertible at any time into shares of the Company’s common stock based on a floating conversion price based on the trading price of its common stock. The notes mature on September 8, 2009 and bear interest at 6% per annum prior to maturity and 15% per annum after the maturity date and until paid in full. However, no interest is due for any month in which the intraday trading price of the Company’s common stock is greater than $0.25 for each trading day of the month - which did not occur during 2006. The notes are secured by certain personal property of the Company. The Company may redeem the notes at any time (i) for 125% of the outstanding principal amount for the period between October 8, 2006 and November 6, 2006; and (ii) for 130% of the outstanding principal amount for any period thereafter until the maturity date, under certain conditions and may redeem stated portions of the new notes after any monthly period in which the Company’s stock price is consistently below a certain threshold. As the Company was not able to register the shares as required, these notes were in default as of December 31, 2006. However, the lenders have waived the default and the liquidation damages as provided for in the related registration rights agreement. The Company is in the process of filing a new registration statement to register the underlying shares during the second quarter of 2007.

The conversion provisions and the various call and other provisions that are based on the Company’s common stock price which are included in the agreements related to the above debt represent financial instruments that must be accounted for as derivatives and the value of which must be reflected as separate Company liabilities. Based on valuations performed by independent parties, the Company determined that the original aggregate value of these various instruments was $840,000 and $720,000 for the September 2006 and October 2006 tranches, respectively. These values, along with the value assigned to the warrants issued with the September 2007 tranche as described below, are also recorded as debt discount related to this debt. To the extent that the debt discount would have been in excess of the cash proceeds from the issuance of the debt, such excess was immediately expensed (and aggregated $948,000) and both tranches of debt were originally recorded with 100% discounts. Such discounts are being amortized over the term of the related debt under the effective interest rate method and such amortization was not material in 2006.

In the September tranches of the same private placement transaction, the Company issued to the investors, warrants to purchase an aggregate of 3,000,000 shares of the Company’s common stock. The warrants are immediately exercisable at a price of $0.60 per share, expire seven years from the date of issue and contain provisions that allow for a reduction of the exercise price under certain conditions. These warrants have been valued at $688,000 as of their issuance date and are reflected as separate long-term liabilities of the Company.

Additionally, due to the nature of the related conversion feature of these 2006 6% convertible notes, all of the Company’s previously-outstanding warrants that had been classified as equity instruments were required to be reclassified as liabilities at their estimated values as of the date of the note issuance. That estimated value of $264,000 was reclassified out of equity into a long-term liability. The aggregate value of all outstanding warrants and the derivative instruments described above are required to be marked-to-market value each balance sheet date. That revaluation through December 31, 2006 aggregated to $667,000 of income. This income, combined with the $948,000 of expense above and $210,000 of income related to valuation changes for certain warrants already classified as liabilities prior to September 2006, aggregate to $71,000 of expense related to warrants and derivatives for the year ended December 31, 2006.

Interest paid for the years ended December 31, 2006, 2005, and 2004 was $4.9 million, $4.3 million, and $4.4 million, respectively.

The fair values of debt instruments shown below are estimated using discounted cash flow analyses and interest rates currently being offered for similar loans to borrower with similar credit ratings at December 31 (dollars in thousands).

	2006		2005
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Mortgages payable	$6,386	$5,701	$6,615	$5,905
Promissory notes	1,484	1,795	1,946	2,355
2004 6% convertible notes	2,750	2,750	2,750	2,750
2004 7% convertible notes	3,002	3,300	3,002	3,300
Laurus convertible notes	2,225	2,401	3,962	4,275
Subordinated debentures	575	9,577	12,213	20,700
2006 6% convertible notes	1,300	1,300	—	—
Derivative embedded in notes	1,685	1,685	—	—
Capital lease obligations	77	77	239	287
Total indebtedness	$19,484	$28,586	$30,727	$39,572

Note 7 - Accounts Receivable Allowance

The Company’s accounts receivable allowance was as follows for the years ended December 31(dollars in thousands):

	2006	2005
Beginning balance	$138	$—
Amounts charged to cost and expenses	63	—
Acquisitions	—	245
Write-offs, net of recoveries	(116)	(107)
Ending balance	$85	$138

Note 8 — Income Taxes

The components of the Company’s income tax expense or benefit applicable to pre-tax losses from continuing operations were zero for the years ended December 31, 2006, 2005 and 2004 due to taxable losses in each such year and a 100% valuation allowance against all resulting net deferred income tax assets. The Company reached this conclusion after considering the availability of taxable income in prior carryback years, tax planning strategies, and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards. If or when the Company becomes profitable, management may determine that all or a portion of this valuation allowance is not required and, if so, the Company will record benefits, which could be substantial, in the period such determinations are made.

As of December 31, 2006, the Company had consolidated net capital loss carryforwards of approximately $22.0 million which expire in 2010 and consolidated net operating loss carryforwards of approximately $60.0 million for tax return purposes, which expire from 2009 to 2026. As a result of the Company’s issuance of common stock in March 2007 and resulting changes in ownership, the use of the loss carry-forwards is likely to be limited pursuant to current income tax regulations regarding such matters.

The effective income tax rate on pre-tax loss from continuing operations differs from the statutory corporate federal income tax rate as follows for the years ended December 31 (in thousands):

	2006	2005	2004
Federal income tax expense at statutory rate (34%)	$(2,560)	$(4,274)	$(4,780)
Increase in valuation allowance and other	2,560	4,274	4,780
Federal income tax expense and other (benefit)	$—	$—	$—
Effective tax rate	0%	0%	0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax return purposes and tax loss carryforwards. Temporary differences included in the Company’s deferred income tax assets (liabilities) are as follows at December 31 (in thousands):

	2006	2005
Deferred income tax assets:
Net operating loss (“NOL”) carryforwards	$20,410	$13,872
Capital loss carryforwards	7,480	7,480
Other, net	140	140
Gross deferred income tax assets	28,030	21,492
Valuation allowance for deferred income tax assets	27,946	21,365
Deferred income tax assets, net of valuation allowance	84	127
Deferred income tax liabilities:
Unrealized gain on securities available for sale	(62)	(34)
Other	(22)	(93)
Total deferred income tax liabilities	(84)	(127)
Net deferred income tax asset	$—	$—

Note 9 - Shareholders’ Equity (Deficit)

Warrants

Historically, the Company has issued warrants to purchase common stock (a) as a component of the purchase price of pharmacy acquisitions, (b) in connection with the issuance of convertible debt, (c) as an inducement to its independent agents for annuity sales, and (d) for equity and capital marketing related services. During 2005 and 2004, the Company had 376,500 warrants and 157,750 warrants, respectively, expire unexercised. In addition, during 2005, the Company issued (a) 125,000 warrants recorded as a charge of $105,000, (b) 532,511 warrants recorded as debt discount of $351,000, and (c) 80,619 warrants recorded as deferred financing fees of $62,000. During 2006, 447,402 warrants were issued as part of Units acquired in private placement investments (127,397 of which were subsequently cancelled) 200,000 warrants were issued and recorded as a prepaid of $70,000, 100,000 warrants were issued and recorded as a charge of $27,000 and 3 million warrants were issued with convertible debt. As described in Note 6, all of the Company warrants were revalued and classified as liabilities in conjunction with the issuance of the 2006 6% convertible notes. The fair value of each warrant granted is estimated at the date of grant using the Black-Scholes option-pricing model. Assumptions used to value these warrants as of December 31, 2006 include dividend yield of 0.0%, expected lives of .8 to 6.9 years, expected volatility of 80% and risk-free interest rates of 4.64% and 4.70%.

			Warrants Outstanding
Issue Date	Expiration Date	Exercise Price	2006	2005	2004
October 2006	October 2011	0.36	20,000	—	—
September 2006	September 2013	0.60	3,000,000	—	—
August 2006	August 2011	0.36	176,715	—	—
July 2006	July 2011	0.36	41,096	—	—
June 2006	June 2011	0.36	20,548	—	—
May 2006	May 2011	0.36	61,646	—	—
May 2006	May 2011	0.73	100,000	—	—
February 2006	May 2011	0.88	200,000	—	—
March 2005	March 2010	3.28	175,000	175,000	—
March 2005	March 2010	0.01(a)	532,511	532,511	—
March 2005	March 2010	3.90	30,619	30,619	—
October 2002	October 2007	4.92	10,000	10,000	10,000
June 2002	June 2005	7.61	—	—	89,500
January 2002	January 2005	6.02	—	—	287,000
			4,368,135	748,130	386,500

(a) As amended on May 23, 2006. See Note 16.

Changes in Shares of Common Stock and Treasury Stock

The following table represents changes in the number of common and treasury shares as of December 31:

	2006	2005	2004
Common Stock:
Balance, beginning of year	10,712,859	9,446,191	9,629,274
Issuance for business acquisitions	133,122	1,266,668	16,667
Trust preferred exchange	6,674,046	—	—
Private placement issuances	1,491,340	—	—
MCO acquisition (recision	—	—	(200,000)
Stock option and warrant exercises	—	—	250
Balance, end of year	19,011,367	10,712,859	9,446,191
Treasury Stock:
Balance, beginning of year	(1,617,651)	(1,525,078)	(1,515,078)
Treasury stock acquired	(35,671)	(92,573)	(10,000)
Trans Settlement	(1,186,851)	—	—
Balance, end of year	(2,840,173)	(1,617,651)	(1,525,078)

During 2006, the Company issued 1,491,340 shares of common stock at an average price of $0.42 per share pursuant to a private placement offering along with warrants to acquire 447,402 shares of common stock for aggregate gross proceeds of $630,000. The continuing offering allows for an additional 13,508,660 shares to be sold at $0.73 including one share and .3 warrants per Unit. Through March 31, 2007, in unrelated transactions, an additional 21,850,000 shares were sold for aggregate proceeds of $2,185,000.

During the second quarter of 2006, the Company repurchased 35,671 shares of its common stock for $117,000 related to a share repurchase agreement with certain shareholders from one of our July 2005 acquisitions. During the third quarter of 2006 and in conjunction with the Trans settlement described in Note 5 - Discontinued Operations - Pharmacy Services, the Company repurchased 1,186,851 shares of its common stock for $2.8 million.

On October 16, 2006, the Company increased it authorized common shares to 200,000,000 from 60,000,000. Authorized preferred shares of 1,000,000 have not been designated or issued.

At December 31, 2006, the Company was authorized to purchase an additional 471,756 shares under the Company’s treasury stock repurchase program.

Unrealized Gain on Securities

Accumulated other comprehensive income represents unrealized gains on securities available for sale which substantially related to the now-sold financial services business. The remaining unrealized gain relates to securities held to support insurance policies the Company continues to carry after the sale of Standard Life.

Note 10 - Stock Option Plans

Effective June 12, 2002, the Company adopted the 2002 Stock Incentive Plan (the “Plan”) which authorized the granting of options to employees, directors and consultants of the Company to purchase up to 990,000 shares of its common stock at a price not less than its market value on the date the option is granted. The number of shares of stock available for issuance pursuant to the Plan is automatically increased on the first trading day of each calendar year beginning January 1, 2004, by an amount equal to 3% of the shares of stock outstanding on the trading day immediately proceeding January 1. As of December 31, 2005, there were 794,702 shares of common stock available for grant under the Plan. Additionally, as of January 1, 2006, the Plan’s available shares increased by an additional 273,356 shares. Options may not be granted under the Plan on a date that is more than ten years from the date of its adoption. The options may become exercisable immediately or over a period of time. Any shares subject to an option that for any reason expires or is terminated unexercised may again be subject to an option under the Plan. The Plan also permits granting of stock appreciation rights and restricted stock awards. In addition to the Plan, the 1992 Stock Option Plan has 1,325,180 options outstanding with similar terms. No additional shares remain available for future issuance under the 1992 Stock Option Plan.

A summary of the Company’s stock option activity and related information for the years ended December 31 is as follows:

	2006		2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Options outstanding, beginning of year	2,222,180	$4.44	2,490,125	$5.28	2,804,054	$5.58
Exercised	—	—	(21,300)	3.34	(8,000)	3.25
Granted	—	—	471,000	2.09	203,000	3.72
Expired or forfeited	(847,180)	5.72	(717,645)	4.84	(508,929)	6.39
Options outstanding, end of year	1,375,000	$3.66	2,222,180	$4.44	2,490,125	$5.28
Options exercisable, end of year	1,374,000	$3.66	2,093,013	$4.54	2,182,125	$5.54
Weighted-average fair value of options granted during the year	N/A		$0.92		$1.58

Information with respect to stock options outstanding at December 31, 2006, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$2.05-3.20	856,000	5.87	$ 2.43	856,000	$ 2.43
3.21-6.25	218,000	4.73	4.51	217,000	4.52
6.25-7.61	301,000	0.90	6.52	301,000	6.52
	1,375,000			1,374,000

The aggregate intrinsic value of stock options (measured as the excess, if any, of the market value of the Company’s common shares at the end of the year over the exercise price of the stock options) of stock options outstanding and exercisable as of December 31, 2006 is $0. The intrinsic value of options exercised in 2005 and 2004 was not material.

As of December 31, 2006, the amount of future compensation expense related to outstanding stock options was not material.

Note 11 - Long Lived Assets

A summary of property and equipment as of December 31 is as follows (in thousands):

	2006	2005
Land	$582	$582
Building and improvements	9,007	8,982
Furniture and fixtures	1,379	1,379
Computer equipment and software	352	308
Machinery and equipment.	125	151
Property and equipment, gross	11,445	11,402
Accumulated depreciation	(3,408)	(2,848)
Property and equipment, net	$8,037	$8,554

Goodwill of continuing operations was created in the 2005 acquisition of Precision. The Company completes an assessment of goodwill at least annually. During 2004 through 2006, the Company had up to four reporting units representing pharmacies in each of its regional hubs which serviced a unique geographical subsection of the United States. Precision remains as the only continuing reporting unit as of December 31, 2006. The goodwill impairment test compares the fair value of a reporting unit with its carrying value. The Company relied on the merger and acquisition method and the discounted future benefits method to calculate fair value using an outside appraisal. Finally, the Company compared the implied goodwill from the calculated fair value of the reporting unit with the carrying amount of goodwill for the reporting unit. As a result of the Company’s impairment test, the Company recorded impairment charges of approximately $2.8 million and $1.0 million for one of its discontinued reporting units in 2005 and 2004, respectively. Other amounts of goodwill from this, and other discontinued reporting units have been written off as part of the aggregate gain or loss on sale of those units, and is also included in the results from discontinued operations.

Intangible assets of Precision consist of the following as of December 31 (in thousands):

	2006	2005
Customer lists	$280	$280
Trademarks	50	50
Non-compete agreements	82	82
Accumulated amortization	(108)	(32)
Intangible assets, net	$304	$380

Amortization expense was $76,000, $32,000 and $0, in 2006, 2005, and 2004, respectively and is expected to be $74,000, $61,000, $47,000, $47,000 and $47,000 over the next five years.

Note 12 - Related Party Transactions

In 1997, the Company made an interest-free loan to one of its officers. The principal balance of the loan was $775,500 at December 31, 2006 and 2005. Repayment is due within 10 days of voluntary termination or resignation as an officer. In the event of a termination of the officer’s employment following a change in control, the loan is deemed to be forgiven.

Note 13 - Commitments and Contingencies

Lease Commitments

The Company rents office and storage space under non-cancellable operating leases and incurred rent expense for operating leases of $ .6 million, $.5 million and $.4 million, in 2006, 2005 and 2004, respectively.

Future required minimum rental payments, by year and in the aggregate, under operating leases as of December 31, 2006, are as follows (in thousands):

2007	$312
2008	319
2009	298
2010	248
2011	38
Total minimum lease payments	$1,215

Note 14 - Sale of Real Estate

In May 2006, the Company sold 4.52 acres of unimproved real estate south of its corporate headquarters on Indianapolis, Indiana. The gross selling price was $1.1 million in net cash received from the sale was immediately transferred to Laurus Master Fund, Ltd. as repayment of outstanding principal on a convertible loan. The resulting gain of $.5 million was recorded as a component of other income, net.

Note 15 - Litigation

On June 30, 2006, the Company entered into a Settlement Agreement and Mutual Release with Paul B. (Pete) Pheffer, its former executive officer and director, whereby Mr. Pheffer agreed to accept three settlement payments in 2006 totaling $900,000 in full settlement of his claims against the Company. As part of the settlement, the parties agreed to dismiss the arbitration proceeding and agreed to full and total mutual release provisions against the other party for any claims, allegations, and actions of any kind or nature arising from Mr. Pheffer’s employment with the Company. The installment payments were made timely as required.

Note 16 - Laurus Amendment

On May 23, 2006, the Company entered into an Omnibus Amendment and Waiver (the “Omnibus Amendment”) with Laurus Master Fund, Ltd., amending the Securities Purchase Agreement dated March 21, 2005 between the Company and Laurus related to a Secured Convertible Term Note in the original principal amount of $4,750,000.

Pursuant to the Omnibus Amendment, Laurus consented to the Company’s sale of certain unimproved real estate in Indianapolis, Indiana (the “Real Estate Sale”) and agreed to release the real estate being sold from the mortgage securing the Company’s obligations under the Laurus Note. The Company was required to remit to Laurus the net proceeds of the Real Estate Sale of approximately $1.1 million. The Omnibus Amendment provides that the proceeds of the Real Estate Sale paid by the Company to Laurus will be deemed to satisfy the Company’s obligation under the Laurus Note to make monthly payments of principal on the Laurus Note equal to $158,333, on the first day of each month from June 2006 through November 2006, and a portion equal to $132,535 of a payment of principal due December 1, 2006.

Under the amended and restated terms of the Laurus Note, the conversion price of the Laurus Note is subject to customary adjustments to avoid dilution, but is no longer subject to reduction in the event the Company sells stock to other parties at a price lower than the conversion price.

Under the terms of the Omnibus Amendment, the exercise price of the Warrant to acquire up to 532,511 shares was reduced to $0.01 per share. The Company recorded additional debt discount related to the re-pricing of the Warrant in an amount of $.2 million. The Securities Purchase Agreement, the Laurus Note and the Warrant were not amended in any other material respect.

Note 17 - Quarterly Financial Data (un-audited) (in thousands, except per share amounts)

Earnings per common and common equivalent share for each quarter are computed independently of earnings (loss) per share for the year. Due to the transactions affecting the weighted average number of shares outstanding in each quarter and due to the uneven distribution of earnings (loss) during the year, the sum of the quarterly earnings (loss) per share may not equal the earnings (loss) per share for the year. As Precision was not acquired until July 2005, the Company does not reflect any net revenues or gross profits for its continuing operations until the third quarter of 2005.

	2006 Quarters
	First	Second	Third	Fourth
Net revenues	$2,114	$2,239	$2,189	$2,487
Gross profit	598	752	641	639
Net income (loss) from continuing operations	(3,123)	1,745	(4,074)	(2,269)
Net income (loss)	(4,259)	592	(11,393)	(4,361)

Loss per share data:
Net income (loss) from continuing operations	(0.34)	0.18	(0.25)	(0.14)
Net income (loss)	(0.47)	0.06	(0.70)	(0.27)

	2005 Quarters
	First	Second	Third	Fourth
Net revenues	$—	$—	$1,519	$2,287
Gross profit	—	—	383	670
Net loss from continuing operations	(4,010)	(3,092)	(2,997)	(2,472)
Net loss	(38,460)	(5,363)	(3,882)	(6,559)

Loss per share date Net loss from continuing operations	(0.51)	(0.40)	(0.36)	(0.29)
Net loss	(4.82)	(0.68)	(0.47)	(0.78)

Note 18 - Subsequent Events

See Note 5 for description of the Company’s March 2007 sale of a portion of its “HomeMed” operations to HomeMed, LLC, a non-affiliated entity.

In March 2007, Mr. Sam Schmidt of Las Vegas, Nevada and certain investors related to Mr. Schmidt completed the purchase of 20,000,000 shares of Standard Management stock at a purchase price of $.10 per share. Upon completion of the transaction, Mr. Schmidt beneficially owns approximately 55.3% of the Company’s outstanding common shares. Mr. Schmidt will have the power to direct the affairs of Standard Management. Mr. Schmidt agreed to vote his shares of the Company’s common shares for the election to the Company’s board of director of himself, Mr. Dennis King, Mr. Ronald D. Hunter, Mr. James H. Steane II, and Mr. Dainforth B. French, Jr. Mr. Hunter, Mr. Steane, and Mr. French are all current members of the board of directors of the Company.

Mr. Schmidt granted options to purchase 3,000,000 of the Company’s common shares purchased by the investor group to Mr. Ronald Hunter, 1,000,000 common shares to Mark B.L. Long, and 1,000,000 common shares to Dr. Martial R. Kneiser, M.D. The exercise price of the options is $0.20 per share, and the options have a term of two years. Each of Mr. Hunter, Dr. Long, and Dr. Kneiser is an officer of the Company.

Pursuant to the Agreement, the Company provided to Mr. Schmidt a first priority security interest in certain real estate located in Bloomington, Indiana owned by a subsidiary of Standard Management; personal property of the Company: and a pledge of the shares of Precision, securing existing indebtedness in the principal amount of $2.5 million owed to Mr. Schmidt pursuant to a 6% convertible note due 2008. The Company sold the Convertible Note to Mr. Schmidt in November 2004.

The Company used the proceeds of the sale of its shares to Mr. Schmidt for debt reduction and general corporate purposes.

Appendix A

STOCK AND REAL ESTATE PURCHASE AGREEMENT

Sam Schmidt, a resident of Nevada (“Schmidt”); and Standard Management Corporation, an Indiana corporation (“SMAN”), U.S. Health Services Corporation, a Delaware corporation, (“USHSC”), and Standard Development, LLC, an Indiana limited liability company (“SDLLC” and together with SMAN and USHSC, the “SMAN Parties”), enter into and agree as provided in this Stock and Real Estate Purchase Agreement dated as of November 16, 2007 (“the Agreement”).

RECITALS

A. SMAN is indebted to Schmidt in the principal amount of $2,500,000, together with accrued and unpaid interest, as evidenced by the Secured Promissory Note dated March 9, 2007 in the principal amount of $2,500,000 executed and delivered by SMAN to Schmidt (the “Note”).

B. The Note is secured by a mortgage dated March 9, 2007 on certain real estate located in Monroe County, Indiana (the “Mortgaged Property”) granted by SDLLC to Schmidt and recorded on March 14, 2007 as Instrument No. 2007004141 in the Office of the County Recorder of Monroe County, Indiana (the “Mortgage”).

C. The Note is also secured by a pledge of all of the issued and outstanding shares of capital stock (the “Pledged Shares”) of Precision Healthcare, Inc., a Tennessee corporation (“Precision”), pursuant to a pledge agreement dated as of March 9, 2007, executed and delivered by USHSC to Schmidt (the “Pledge Agreement”).

D. The Note is further secured by a security interest in certain additional personal property pursuant to a security agreement dated as of March 9, 2007, executed and delivered by SMAN and USHSC (the “Security Agreement”).

E. The amount currently due under the Note equals $2,500,000 of principal plus accrued and unpaid interest.

F. The SMAN Parties acknowledge and agree that the value of the Pledged Shares has decreased since March 9, 2007, and that the combined current value of the Pledged Shares and the Mortgaged Property is less than the principal and interest owed under the Note.

G. The SMAN Parties have now agreed that USHSC will transfer the Pledged Shares to Schmidt or his designee, and SDLLC will convey the Mortgaged Property to Schmidt or his designee, in exchange for Schmidt’s cancellation of the indebtedness owed under the Note and the release and termination of the security interest under the Security Agreement.

H. Because the business and assets of Precision constitute substantially all the operating assets owned directly or indirectly by SMAN, approval of the transfer by both the Board of Directors and shareholders of SMAN will be necessary to properly authorize the transfer of the Pledged Shares.

I. To hold a duly called meeting at which the SMAN shareholders will vote on such approval, SMAN will need to take certain actions, including but not limited to, the preparation and distribution of an information statement that will, among other things, notify the shareholders of the meeting and its purpose, and the time period for taking these actions and holding the shareholders’ meeting is projected to be at least thirty (30) days from the date of this Agreement.

J. Schmidt is concerned that the business and value of Precision will diminish during the period prior to obtaining SMAN shareholder approval unless he is able to exercise full control over Precision during this period.

K. In light of this concern, Schmidt is willing to agree to accept the Pledged Shares and the Mortgaged Property in exchange for cancellation of the indebtedness owed under the Note only if all directors of Precision immediately resign and Schmidt is granted a proxy to exercise all voting rights in respect of the Pledged Shares, including but not limited to, the right to elect any one or all of the directors of Precision.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Transfer and Conveyance

1.1 Transfer of Pledged Shares. Upon and subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), USHSC will transfer and assign to Schmidt, or his designee, all of USHSC’s right, title and interest in and to the Pledged Shares free and clear of all liens, encumbrances and claims of any nature.

1.2 Conveyance of Mortgaged Property. Upon and subject to the terms and conditions of this Agreement, on the Closing Date, SDLLC will convey the Mortgaged Property to Schmidt, or his designee, by general warranty deed subject to only the lien for non-delinquent real estate taxes and items 2 through 7 listed on Exhibit B to the Mortgage (collectively, the “Permitted Exceptions”).

1.3 Cancellation of Note. In consideration of the transfer of the Pledged Shares and conveyance of the Mortgaged Property, and otherwise upon and subject to the terms and conditions of this Agreement, on the Closing Date, Schmidt will deliver to SMAN the Note and Security Agreement, each marked “Cancelled”, which will constitute a full and complete release of SMAN of all amounts owed under the Note, Mortgage, Pledge Agreement and Security Agreement, and upon receipt of such documents, the SMAN Parties will be authorized to file UCC statements evidencing the release and termination of the security interest granted under the Security Agreement.

1.4 SMAN Parties’ Current Deliveries. Concurrently with the execution and deliver of this Agreement, the SMAN Parties will deliver to Schmidt the written resignation of each member of the Board of Directors of Precision and each officer of Precision, with such exceptions as may be specified by Schmidt.

1.5 SMAN Parties’ Deliveries on the Closing Date. On the Closing Date, the SMAN Parties will deliver to Schmidt the following documents:

(a) A duly executed assignment in blank separate from certificate in the form of the attached Exhibit A;

(b) the duly executed and notarized general warranty deed, vendor’s affidavit, FIRPTA certificate and sales disclosure form with respect to the Mortgaged Property, in the form of the attached Exhibit B, Exhibit C, Exhibit D and Exhibit E, respectively;

(c)a certificate of good standing for USHSC, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Delaware;

(d) a certificate of existence for SMAN, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Indiana;

(e) a certificate of existence for SDLLC, dated no more than five (5) business days prior to the Closing Date, from the Secretary of State of Indiana; and

(f) a certificate of existence for Precision from the Secretary of State of Tennessee, and a certificate of authorization and good standing as a foreign corporation from the Secretary of State of Ohio, each dated no more than five (5) business days prior to the Closing Date;

(g) the stock record, minute books; articles of incorporation, by-laws, and other books and records of Precision;

(h) a certificate of the President of SMAN, in the form of the attached Exhibit F, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted by its Board of Directors authorizing and approving SMAN’s execution, delivery and performance of this Agreement and recommending approval to SMAN’s shareholders, (ii) attesting as to the incumbency of each officer of SMAN who executes this Agreement and any of the other documents in connection with this Agreement, and (iii) certifying the articles of incorporation and by-laws of SMAN and Precision;

(i)a certificate of the President of USHSC, in the form of the attached Exhibit G, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted by its Board of Directors and shareholder authorizing and approving USHSC’s execution, delivery and performance of this Agreement, (ii) attesting as to the incumbency of each officer of USHSC who executes this Agreement and any of the other document in connection with this Agreement, and (iii) certifying the articles of incorporation and by-laws of USHSC; and

(j) a certificate of the manager of SDLLC, in the form of the attached Exhibit H, (i) certifying the resolutions, in form and substance satisfactory to Schmidt within his reasonable judgment, adopted on its behalf authorizing and approving SDLLC’s execution, delivery and performance of this Agreement, (ii) attesting as to the incumbency of each manager or officer of SDLLC who executes this Agreement and any of the other documents in connection with this Agreement, and (iii) certifying the articles of organization of SDLLC.

(k)such other customary documents, instruments or certificates as reasonably requested by Schmidt.

ARTICLE II
Representations and Warranties of SMAN, USHSC and SDLLC

The SMAN Parties jointly and severally represent and warrant to Schmidt, as of the date of this Agreement and as of the Closing Date, as follows:

2.1 Organization and Existence. SMAN is a corporation duly organized and validly existing under the laws of the state of Indiana, USHSC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and each such corporation has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted. SDLLC is a limited liability company duly organized and validly existing under the laws of the state of Indiana, and has all requisite entity power and authority to own, operate and lease its assets and to conduct its business as presently conducted. The sole member of SDLLC is SMAN. Precision is a corporation duly organized and validly existing under the laws of the state of Tennessee, and has all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted. Precision is duly licensed, qualified to do business and in good standing as a foreign corporation under the laws of the state of Ohio, and is not required to be licensed or qualified to do business in any other state. All business of Precision is conducted at its facilities located at 441 Donelson Pike, Suite 395, Nashville, Tennessee 37214, and at 4422 Carver Woods Drive, Suite 125, Cincinnati, Ohio 45242. Accurate and complete copies of Precision’s incorporation documents, including all amendments, and its by-laws, corporate minutes and stock record books have been delivered to Schmidt. All corporate action previously taken by stockholders of Precision, by the Board of Directors of Precision or by any committee of such Board is properly and accurately recorded in the corporate minutes of Precision. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of all shares of the capital stock of Precision are contained in its stock record book. USHSC is one and the same as the Pledgor that executed and delivered the Pledge Agreement, even though its state of incorporation is incorrectly stated to be Indiana (rather than Delaware) in the Pledge Agreement.

2.2 Capitalization. All of the Pledged Shares are duly authorized, validly issued, fully paid and non-assessable. The Pledged Shares constitute all of the issued and outstanding capital stock of Precision. All of the Pledged Shares are owned beneficially and of record by USHSC, free and clear of all liens, pledges, other encumbrances and claims of third parties of any nature, other the pledge under the Pledge Agreement. The stock certificate previously delivered by USHSC to Schmidt to perfect the pledge under the Pledge Agreement is the only certificate representing the Pledged Shares, and USHSC is one and the same as the party named in such certificate as the registered holder of the shares represented by the certificate. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any type providing for the purchase, issuance or sale of any shares of Precision. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Precision. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any of the Pledged Shares.

2.3 Subsidiaries and Investments. Precision is not a member, partner or other participant in any limited liability company, partnership, joint venture or other similar arrangement or entity. Precision does not own, directly or indirectly, any equity or other ownership interest in any other entity.

2.4 Authorization. Subject, in the case of SMAN, to obtaining its shareholders’ approval of the transfer of the Pledged Stock and Mortgaged Property, each SMAN Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of each SMAN Party, except that approval by the SMAN shareholders of the transfer of the Pledged Stock and Mortgaged Property has not been obtained as of the date of this Agreement. This Agreement has been duly executed and delivered by each SMAN Party and constitutes the valid and binding obligation of each SMAN Party enforceable against each SMAN Party in accordance with its terms.

2.5 Absence of Conflicts. The execution, delivery and performance by each SMAN Party of this Agreement, and consummation by each SMAN Party of the Transactions in accordance with this Agreement, do not and will not (i) conflict with, (ii) constitute a breach or default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any lien or encumbrance on the Pledged Shares or Mortgaged Property under, (A) the organizational documents of any SMAN Party, (B) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which any SMAN Party is bound or affected, or (C) any federal, state, provincial, local or foreign statutes, laws, ordinances or codes; or any decisions, orders, rules, regulations or policies issued or promulgated by any governmental body or court (collectively, “Laws”).

2.6 Consents. Except for approval by the SMAN shareholders of the transfer of the Pledged Shares and the Mortgaged Property, the execution, delivery and performance by each SMAN Party of this Agreement, and consummation by each SMAN Party of the Transactions, do not and will not require the authorization, consent, approval, exemption, clearance or other action by, notice or declaration to, or filing with, any governmental body or any other third person.

2.7 Permit and Licenses. Each governmental permit or license held by Precision is listed on the attached Schedule 2.7, which constitute all of the permits and licenses necessary for the lawful conduct of its business as now and previously conducted. Each such permit and license is valid and in full force and effect; Precision is in compliance with the terms and provisions of each such permit and license; and there is no circumstance with respect to Precision that could result in a suspension, modification or revocation of or refusal to renew any such permit or license. Accurate and complete copies of all such permits and licenses have been delivered or made available by the SMAN Parties to Schmidt.

2.8 Contracts and Agreements.

(a) Precision is not a party to or bound by any contract or agreement, whether written or oral, other than the two real property leases listed on the attached Schedule 2.8(a)(i) and the contracts, personal property leases and other agreements listed on the attached Schedule 2.8(a)(ii). Except as otherwise noted on Schedule 2.8(a)(ii), all of the contracts, personal property leases and other agreements listed on such schedule have been entered into in the ordinary course of Precision’s business on commercially reasonable terms and conditions. Accurate and complete copies of the two real property leases and all other written contracts, personal property leases and other agreements to which Precision is a party or bound by have been made available to Schmidt. Precision is not a party to any oral contract or agreement that cannot be terminated upon not more than ten days notice without payment of a termination payment or other cost or expense.

(b) Precision is not a party to or bound by any contract or agreement with any SMAN Party or subsidiary of an SMAN Party, or any director, officer or any other affiliate of any SMAN Party or subsidiary of an SMAN Party.

2.9 Precision’s Property. Precision holds title to, or a lessee’s interest pursuant to a valid written lease in, all property necessary for the conduct of its business in the manner now and previously conducted, free and clear of all liens, encumbrances and claims of third parties of any nature, other than the Permitted Exceptions and the security interests described on the attached Schedule 2.9.

2.10 Mortgaged Property.

(a) SDLLC holds good and marketable title to the Mortgaged Property free and clear of any mortgage (other than the Mortgage), encumbrance, easement, restriction, claim, option, lien, or other title defect or adverse interest of any kind, other than the Permitted Exceptions.

(b) There is no condition or circumstance involving or relating to the Mortgaged Property that would cause its owner to incur any liability under any environmental Law.

2.11 Financial Statement; Liabilities.

(a) The balance sheet of Precision as of, and the income statement of Precision for the twelve-month period ended on, December 31, 2006, and its balance sheet (the “Most Recent Interim Balance Sheet”) as of, and its income statement for the interim ten-month period ending on, October 31, 2007, (i) are in accordance with the books and records of Precision, (ii) have been prepared in accordance with generally accepted accounting principles and (iii) fairly present, in accordance with generally accepted accounting principles, the assets and liabilities of Precision as of the dates stated and the results of operations of Precision for the periods covered by the statements, subject, in the case of the interim financial statements, to normal recurring year-end adjustments and the absence of notes. Schmidt has been provided accurate and complete copies of such balance sheets and income statements.

(b) Precision has no debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due, and regardless of whether required by generally accepted accounting principles to be reflected in a balance sheet), except such debts, liabilities and obligations that (i) have been incurred in the ordinary course of Precision’s business and are fully accrued or fully reserved against in the Most Recent Interim Balance Sheet or (ii) are current liabilities (as defined by generally accepted accounting principles) that (A) are incurred after the date of the Most Recent Interim Balance Sheet in the ordinary course of Precision’s business, (B) are not in the aggregate material to the financial condition of Precision and (C) are not delinquent.

2.12 Absence of Adverse Changes or Events. Except as disclosed by SMAN to Schmidt in writing, there have been no material adverse developments or changes in the assets (including inventory), business, operations, results of operations or financial condition of Precision within the past twelve (12) months.

2.13 Litigation. There are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of any SMAN Party, threatened or reasonably likely to arise or be asserted, against Precision; (ii) neither Precision, nor any of the officers or employees of Precision relating to such officer’s or employee’s employment by Precision, has been charged with, or is under investigation with respect to, any violation of any provision of any Law; and (iii) neither Precision nor any officer or employee of Precision is a party to or bound by any order, arbitration award, judgment or decree of any governmental authority in respect of any business practices, the acquisition of any property or the conduct of Precision’s business.

2.14 Labor Matters. Precision is in compliance with all labor laws. Precision is not a party to or bound by any written employment agreements. All employees of Precision are terminable at will without payment of any severance pay or other severance benefit.

2.15 Employee Benefit Plans. A list of all employee benefit plans, including, but not limited to, all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that cover any employee or former employee of Precision or the beneficiaries or dependents of any such employee or former employee (collectively, the “Benefit Plans”) are listed on the attached Schedule 2.15. Precision or SMAN has made all contributions required to be made under any Benefit Plan in respect of any Precision employee, and each Benefit Plan has otherwise been administered in compliance with its terms and applicable Law. Accurate and complete copies of each Benefit Plan have been made available to Schmidt.

2.16 Compliance with Law.

(a) Precision has operated and is operating its business in compliance with all applicable

Laws, including all Healthcare Laws (as defined below). Precision has not received any notice of noncompliance from any governmental authority pertaining to operation of its business that has not been cured.

(b) Neither Precision nor, to the knowledge of the SMAN Parties, any owner, officer, director, or employee of Precision, has been excluded at any time from participation in any federal or state health care program, has been convicted of a criminal offense under any Healthcare Laws, or is under indictment for a criminal offense under any Healthcare Laws.

(c) As used in this Agreement, “Healthcare Laws” means all laws and regulations relating to wholesale and retail pharmacy operations, the purchase, delivery, stocking, distribution, and retrieval of legend drugs, the sale, lease, rental, or other conveyance of legend drugs, infusion pumps, infusion drugs and supplies, and operation of a home health agency including (i) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (ii) HIPAA regulations; (iii) TRICARE regulations, (iv) Medicare regulations; (v) Medicaid regulations; (vi) state pharmacy laws and administrative code provisions, and (vii) quality, safety and accreditation standards and requirements of all applicable state laws or governmental regulatory bodies.

2.17 Taxes.

(a) SMAN and each of its subsidiaries, including but not limited to Precision, have accurately prepared and are not delinquent in the filing of any Tax Returns (as defined below) required to be filed by any of them, including filings regarding income, employees, sales, operations or assets. All Taxes (as defined below) due and payable pursuant to such Tax Returns and all other Taxes or assessments due and payable by Precision or for which Precision is liable in whole or in part have been paid, except for any such Taxes that are being contested in good faith for which adequate reserves have been made on the Most Recent Interim Balance Sheet.

(b) No outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against SMAN or any of its subsidiaries, including but not limited to Precision, (ii) neither SMAN nor any of its subsidiaries, including but not limited to Precision, has received notice of any such deficiency, delinquency or default, and (iii) to SMAN’s knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default.

(c) With respect to any past or current period for which a Tax Return is not yet required to be filed, neither SMAN nor any of its subsidiaries has any accrued state or federal income or excise Tax liability.

(d) As used in this Agreement:

(i) “Tax” means all federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

(ii) “Tax Return” means any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

2.18 Insurance. SMAN has made available to Schmidt a list of each insurance policy maintained by or on behalf of Precision and setting forth the type and amount of coverage, and a complete history of insurance claims since January 1, 2004. All such insurance policies are in full force and effect, and Seller is not in default of its obligations under any such insurance policy and has not been denied insurance coverage. The insurance provided under such policies is adequate and reasonable in type and amount for the type of business in which Precision engages. Accurate and complete copies of all such insurance policies have been made available to Schmidt.

2.19 Transactions with Affiliates. Except as disclosed in writing to Schmidt, Precision has not been involved in any business arrangement or relationship with, and no property or right used in or material to the operation of Precision’s business is owned or furnished by, any SMAN Party or subsidiary of an SMAN Party, or any director, officer or any other affiliate of any SMAN Party or subsidiary of a SMAN Party.

2.20 Inventory. Except as disclosed in writing to Schmidt, (i) Precision’s inventory is properly labeled and is of good quality, merchantable and fit for its intended purpose, (ii) each type of Precision’s inventory is stored in a manner and under conditions that can reasonably be expected to maintain its quality, merchantability and fitness for its intended purpose throughout its standard shelf life; and (iii) none of Precision’s inventory is slow-moving or obsolete.

2.21 Accounts Receivable. Except as disclosed in writing to Schmidt, all of the accounts receivable of Precision included on the Most Recent Interim Balance Sheet (i) are properly reflected on its books and records as of October 31, 2007, (ii) have arisen from bona fide transactions in the ordinary course of Precision’s business, and (iii) are valid receivables subject to no setoffs or counterclaims.

2.22 Bank Accounts of Precision. SMAN has furnished Schmidt an accurate and complete list of the locations and numbers of, and the names of all persons who are authorized signatories on or have access or control of, all bank accounts, investment accounts and safe deposit boxes maintained by Precision.

2.23 Disclosure. Neither this Agreement nor any information furnished to Schmidt by any SMAN Party in connection with this Agreement or the Transactions contains any untrue statement by any SMAN Party of a material fact or omits to state a material fact necessary to make any such statement not misleading in any material respect.

2.24 Qualification of Representations and Warranties as of Closing Date. To the extent the representations and warranties in this Article II relate to Precision, no change in facts or circumstances after the date of this Agreement will constitute a breach of such representations and warranties as made as of the Closing Date unless such change is caused by an SMAN Party or any affiliate of an SMAN Party other than Schmidt.

ARTICLE III
Certain Covenants

3.1 Shareholders’ Meeting.

(a) SMAN will promptly commence and diligently proceed to complete all steps necessary to duly call a meeting of its shareholders to vote on the approval of the Transactions in accordance with this Agreement. Such steps shall include, but not be limited to, preparation and distribution of an information statement to the shareholders of SMAN that will, among other things, duly notify the shareholders of the meeting to be held on or before January 31, 2008, at which the shareholders will vote on such approval. Schmidt agrees to vote all shares of SMAN owned or controlled by Schmidt in favor of such approval, and Hunter agrees to vote all shares owned or controlled by Hunter in favor of such approval. Schmidt and Hunter each agree to cooperate as reasonably requested by the other in the preparation, execution and filing with the U.S. Securities and Exchange Commission of a joint Schedule 13D relating to the voting agreement set forth in the preceding sentence, to be filed not later than ten calendar days after the date of this Agreement.

(b) On or before the Closing Date, SMAN will provide Schmidt with copies of invoices for attorneys fees and the costs of printing and distributing the information statement for the shareholders’ meeting, and on the Closing Date, Schmidt will reimburse SMAN for such attorney fees, up to a maximum of $7,500, plus the costs, up to a maximum of $22,500, of printing and distributing the information statement.

3.2 Continuation of Services Pending Closing. During the period from the date of this Agreement to the earlier of Closing (as defined below) or payment in full of the indebtedness owed under the Note, SMAN will continue to provide support services for the operation of Precision’s business in substantially the same manner, quantity and type as currently provided by SMAN to Precision. Such services shall include continuation of the Benefit Plans, accounting services, and payroll processing.

3.3 Insurance. Until the earlier of the Closing or payment in full of all indebtedness owed under the Note, SMAN will keep in fully force and effect for the benefit of Precision and its officers and directors all insurance policies that currently provide casualty or liability coverage for Precision and either SMAN or any affiliate of SMAN.

3.4 Payroll Processing after Closing.

(a) SMAN agrees to assist Precision for a period of up to sixty (60) days following the Closing Date (the “Transition Period”) in connection with payroll processing for Precision’s employees, provided that the Transition Period may be extended for such reasonable period of time as requested by Precision in writing after the Closing Date.

(b) Solely as an agent for and on behalf of Precision, SMAN agrees (i) to maintain its current arrangement for payroll processing services during the Transition Period and (ii) to use such services as reasonably requested and directed in writing by Precision to process the payment of payroll, and the withholding and payment of related payroll taxes, during the Transition Period for Precision’s employees.

(c) Precision agrees to be responsible for funding the appropriate payroll and related payroll tax accounts to cover all payroll and payroll taxes from the date of this Agreement to the Closing Date, as well as during the Transition Period, and SMAN will not be required to advance any funds for such purpose.

(d) Notwithstanding that payment of Transition Period payroll, and withholding and payment of related payroll taxes, may be made as provided in this Section in the name of SMAN, SMAN will not be acting under this Section as, and will not otherwise be, an employer of Precision’s employees during the Transition Period but will be acting solely as a payment agent for and on behalf of Precision.

3.5 Benefit Plans During Transition Period. SMAN agrees that (i) during the Transition Period, SMAN will continue, unless otherwise instructed in writing by Precision after Closing, to provide Precision’s employees all the Benefit Plans currently sponsored or provided by SMAN in which Precision employees participate, subject to any limitations or restrictions under the terms of the Benefit Plans or applicable Law; and (ii) when requested by Precision in writing after Closing, SMAN will immediately take such actions and steps as necessary to terminate the participation of Precision’s employees in the Benefit Plans; provided, however, that SMAN will be entitled to continue, and will continue, to provide COBRA coverage to Precision’s employees as and to the extent required by Law.

3.6 Additional Services During Transition Period. For such period after the Closing Date as reasonably requested by Schmidt, SMAN will continue to provide such other support services for the operation of Precision’s business in substantially the same manner, quantity and type as currently provided by SMAN to Precision, except that SMAN shall be entitled to discontinue coverage of Precision under any casualty or liability insurance policy that currently covers both Precision and SMAN or any other affiliate of SMAN.

3.7 Collections and Bank Accounts. SMAN will promptly remit to Precision any payments received by SMAN or its affiliates following the date of this Agreement which represent payments on accounts receivable relating to Precision’s business. On and after the date of this Agreement, neither SMAN nor any of its affiliates will make any withdrawals from bank accounts maintained by or on behalf of Precision. Each SMAN Party acknowledges and agrees that unless and until SMAN pays to Schmidt in cash the entire indebtedness owed under the Note, (i) no SMAN Party shall be entitled to payment or receipt of any dividend from Precision after the date of this Agreement, whether before, on or after the Closing Date, and (ii) all cash of Precision on hand as of the date of this Agreement or in the future derived from the operation of its business will belong solely to Precision for use in the operation of its business.

3.8 Irrevocable Proxy Coupled with an Interest. USHSC hereby grants Schmidt an irrevocable proxy and exclusive right to vote all of the Pledged Shares from and after the date of this Agreement in such manner as determined by Schmidt in his sole and absolute discretion. Such proxy shall be coupled with an interest and irrevocable and shall continue in full force and effect until the earlier of (i) Closing, (ii) SMAN’s cash payment to Schmidt of the entire indebtedness owed under the Note, or (iii) termination of this agreement pursuant to Article VI below. Schmidt’s exclusive right to vote the Pledged Shares pursuant to such proxy shall include, but not be limited to, the right to vote for the election of all or any one or more of the directors of Precision.

3.9 Tax Returns. For federal income Tax purposes, and for purposes of any other applicable Tax for which a Tax Return is required to be filed for a short tax year of Precision ending on the Closing Date, SMAN agrees to file a Tax Return for such short tax year in compliance with the applicable Tax Law and to be responsible for and pay all Taxes due for such short tax year. For purposes of any Tax applicable to Precision for which its current tax year will extend beyond the Closing Date, Precision agrees to file a Tax Return in compliance with the applicable Tax Law that covers the complete tax year, including the portion prior to the Closing Date, and to be responsible for and pay all Taxes due for such tax year.

ARTICLE IV
CONDITIONS PRECEDENT; CLOSING

4.1 Closing. Subject to satisfaction of the conditions precedent under this Agreement, the Closing of the Transactions (the “Closing”) shall take place on the date of the meeting of the SMAN shareholders their vote to approve the transfer of the Pledged Shares and Mortgage Property to Schmidt or his designee in accordance with this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

4.2 Conditions Precedent to Schmidt’s Obligation to Close. Schmidt’s obligation to close the Transactions pursuant to this Agreement is subject to satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) SMAN shall have complied in all material respects with its covenants under Sections 3.1, 3.2, 3.3, 3.7 and 3.8.

(b) The SMAN Parties shall have made each of the deliveries prescribed under Sections 1.4 and 1.5.

(c) The representations and warranties of the SMAN Parties contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement.

(d) The representations and warranties under (i) Section 2.2 regarding the Pledged Shares, including but not limited to USHSC’s title to the Pledged Shares, and (ii) Section 2.10(a) shall be true and correct at Closing.

(e) No SMAN Party shall have taken any action after the date of this Agreement and prior to the Closing that such SMAN Party knows would cause any of the SMAN Parties’ representations and warranties contained in this Agreement to be untrue in any material respect as of the Closing Date.

(f) The SMAN shareholders shall have duly approved the Transactions in accordance with this Agreement.

4.3 Conditions Precedent to SMAN Parties’ Obligation to Close. The obligation of the SMAN Parties to close the Transactions contemplated by this Agreement is subject to the condition that Schmidt shall have made the deliveries on the Closing Date prescribed under Section 1.3.

ARTICLE V
SURVIVAL; INDEMNIFICATION

5.1 Survival. Notwithstanding any investigation, inquiry or knowledge on the part of Schmidt or Precision, (i) all representations, warranties, covenants and agreements in this Agreement or any other document furnished in connection with the Agreement or the Transactions shall survive the Closing indefinitely, and (ii) the Closing shall not constitute a waiver by Schmidt of, or otherwise impair Schmidt’s right to indemnification for, any breach of any representation, warranty, covenant or agreement of any SMAN Party in this Agreement or any other document furnished in connection with the Agreement or the Transactions, regardless of whether such breach arises or occurs before, upon or after Closing; provided, however, that (A) the period of survival for representations and warranties shall end eighteen (18) months after the Closing Date, except for the representations and warranties pertaining to organization and existence in Section 2.1, and the representations and warranties in Sections 2.2 and 2.4, which shall survive for the applicable statutory limitation period, and (B) the period of survival for covenants and agreements shall survive for the applicable statutory limitation period (in each case, the “Survival Period”). No claim for breach of any representation, warranty, covenant or agreement under this Agreement may be asserted or enforced unless written notice describing in reasonable detail the nature and basis of the claim is given by the party seeking indemnification on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is timely given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied..

5.2 Indemnification by SMAN Parties. The SMAN Parties jointly and severally agree to indemnify and hold harmless Schmidt and his successors and assigns, and Precision, its officers, directors, employees, and their respective successors and assigns, from and against, and pay or reimburse each of them for and with respect to, any liability, loss, claim, action, cost and expense, including reasonable attorney fees, relating to, arising out of or resulting from:

(a) Any breach by any SMAN Party of any of its representations, warranties, covenants or agreements in this Agreement or any other document furnished to Schmidt in connection with this Agreement or the Transactions; or

(b) the Benefit Plans.

Notwithstanding the foregoing, the aggregate amount required to be indemnified by the SMAN Parties arising from or in connection with the breach of any representation and warranty under this Agreement shall be limited to $2,500,000 plus all accrued and unpaid interest under the Note as of the earlier of the Closing Date or the date on which Schmidt asserts his claim for such breach in writing.

5.3 Indemnification by Precision. In the event Closing occurs, Precision agrees to indemnify each of the SMAN Parties from and against:

(a) each of the liabilities shown on its Most Recent Interim Balance Sheet,

(b) each of the current liabilities of Precision incurred in the ordinary course of its business during the period beginning on the date after the date of its Most Recent Interim Balance Sheet and ending on the date of this Agreement, and

(c) all liabilities incurred after the date of this Agreement except to the extent caused by, or arising out of actions by or on the part of, any SMAN Party.

ARTICLE VI
TERMINATION

6.1 Termination by Schmidt. In the event Closing shall not have occurred on or before January 31, 2008, Schmidt shall be entitled to terminate this Agreement by written notice to the SMAN Parties.

6.2 Termination by SMAN Parties. In the event Closing shall not have occurred on or before January 31, 2008, and provided that SMAN shall not have failed to perform in all material respects its covenants and agreements under Sections 3.1, 3.2, 3.3, 3.7 and 3.8, the SMAN Parties shall be entitled to terminate this Agreement by written notice to Schmidt.

6.3 Effect of Termination. In the event this Agreement is terminated in accordance with this Article VI, the Note, Mortgage, Pledge Agreement and Security Agreement shall continue in full force and effect in accordance with their terms, and Schmidt shall be entitled to exercise all of its rights under such documents.

ARTICLE VII
MISCELLANEOUS

7.1 Further Assurances. From time to time before, at and after the Closing, each of the SMAN Parties, at its expense and without further consideration, will take such action and execute and deliver such documents as reasonably requested by Schmidt in order more effectively to consummate the Transactions in accordance with the terms and provisions of this Agreement.

7.2 Expenses.

(a) All sales tax payable in connection with consummation of the Transactions shall be paid by the party primarily liable under applicable Law to pay such Tax.

(b) Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the Transactions.

7.3 Notices.

(a) All notices, demands or other communications given under this Agreement shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a) If to Schmidt, to:

Sam Schmidt

Henderson, Nevada 89074

(b) If to an SMAN Party, to:

Standard Management Corporation
10689 N. Pennsylvania Ave.
Indianapolis, Indiana 46280-1087
Attn: Mr. Ronald Hunter

or to such other address as Schmidt or an SMAN Party may from time to time give notice to the other in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

7.4 Entire Agreement. This Agreement and the other documents delivered or furnished in connection with this Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to such subject matter.

7.5 Benefited Parties. Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6 Assignment. Schmidt shall be entitled to assign his rights under this Agreement to his parents, spouse or other family member or to any entity controlled by Schmidt or by his parents, spouse or other family member. None of the SMAN Parties shall be entitled to assign any of their rights, interests or obligations under this Agreement without the prior written consent of Schmidt.

7.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to its principles of conflicts of laws.

7.8 Amendments. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

7.9 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law now or in the future in effect that renders any provision of this Agreement unenforceable in any respect.

7.10 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of its terms or provisions.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

7.12 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

7.13 Joint and Several Liability. The SMAN Parties shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of any of them under this Agreement whether or not otherwise indicated in this Agreement. Each of the SMAN Parties acknowledges and agrees that Schmidt would not have agreed to enter into this Agreement or to close the Transactions unless the SMAN Parties agreed to be jointly and severally liable as provided in the foregoing sentence.

7.14 Precision and Hunter as Parties to Agreement. Precision is a party to this Agreement solely for the purpose of acknowledging its agreement to Sections 3.4(c), 3.9 and 5.3. Hunter is a party to this Agreement solely for the purpose of acknowledging his agreement under Section 3.1(a).

7.15 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

[signature page follows]

Executed as of the date first written above.

Standard Management Corporation

By: /s/ Ronald D. Hunter
Ronald D. Hunter, President, Chairman
and CEO

U.S. Health Services Corporation

By: /s/ Ronald D. Hunter
Ronald D. Hunter, CEO

Standard Development, LLC
By:      Standard Management Corporation, its
Managing Member

By: /s/ Ronald D. Hunter
Ronald D. Hunter, President,
Chairman and CEO

Precision Healthcare, Inc.

By: /s/ Ronald D. Hunter
Ronald D. Hunter, CEO
/s/ Sam Schmidt Sam Schmidt, individually /s/ Ronald D. Hunter Ronald D. Hunter, individually

AMENDMENT NUMBER 1 TO STOCK AND REAL ESTATE PURCHASE AGREEMENT

Sam Schmidt, a resident of Nevada (“Schmidt”); and Standard Management Corporation, an Indiana corporation (“SMAN”), U.S. Health Services Corporation, a Delaware corporation, (“USHSC”), and Standard Development, LLC, an Indiana limited liability company (“SDLLC” and together with SMAN and USHSC, the “SMAN Parties”), enter into and agree as provided in this Amendment Number 1 to Stock and Real Estate Purchase Agreement dated as of January 10, 2008 (this “Amendment”).

RECITALS

A. Schmidt and the SMAN Parties entered into that certain Stock and Real Estate Purchase Agreement dated as of November 16, 2007 (the “Agreement”).

B. The Agreement requires that SMAN hold a meeting of its shareholders (the “Special Meeting”) no later than January 31, 2008 to approve the transactions contemplated by the Agreement.

C. It is not feasible for SMAN to hold the Special Meeting on or before January 31, 2008, in compliance with federal securities laws.

D. The parties now desire to amend the Agreement to modify the January 31 deadline.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Each of Sections 3.1(a), 6.1 and 6.2 of the Agreement is amended by deleting therefrom the phrase “January 31, 2008” and inserting in lieu thereof “February 29, 2008.”

2. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect.

[signature page follows]

Executed as of the date first written above.

Standard Management Corporation

By: /s/ Ronald D. Hunter
Ronald D. Hunter, President, Chairman
and CEO

U.S. Health Services Corporation

By: /s/ Ronald D. Hunter
Ronald D. Hunter, CEO

Standard Development, LLC
By:      Standard Management Corporation, its
Managing Member

By: /s/ Ronald D. Hunter
Ronald D. Hunter, President,
Chairman and CEO

Precision Healthcare, Inc.

By: /s/ Ronald D. Hunter
Ronald D. Hunter, CEO
/s/ Sam Schmidt Sam Schmidt, individually /s/ Ronald D. Hunter Ronald D. Hunter, individually

APPENDIX B

Proposed Articles of Amendment to
Amended and Restated Articles of Incorporation

The undersigned officer of Standard Management Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:

ARTICLE I

Amendment

Section 1. The name of the Corporation following the Amendment to the Amended and Restated Articles of Incorporation is Standard Management Corporation.

Section 2. The exact text of Article V, Section 1 of the Amended and Restated Articles of Incorporation, as amended (hereinafter referred to as the “Amendment”), now is as follows:

The total number of shares which the Corporation has authority to issue is Three Hundred One Million (301,000,000) shares without par value.

Section 3. The exact text of Article V, Section 2 of the Amendment now reads as follows:

The total authorized shares of the Corporation shall consist of the following classes and amounts:

(a) Three Hundred Million (300,000,000) shares of Common Stock; and

(b) One Million (1,000,000) shares of Preferred Stock.

The Common Stock of the Corporation shall in all respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations, and restrictions, as all other shareholders of Common Stock.

The shares of Preferred Stock shall be issued from time to time in one or more series, with such distinguishing designations, and with such preferences, limitations and relative voting and other rights as shall be determined as stated by the Board of Directors before issuance of any such series, in and by the resolution or resolutions authorizing the issuance of any such series pursuant to authority so to do, which is hereby expressly vested in the Board of Directors.

ARTICLE II

Manner of Adoption and Vote

Section 1. Action by Directors.

The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V, Sections 1 and 2 of the Amended and Restated Articles of Incorporation. The resolution was adopted at a meeting of the Board of Directors of the Corporation held on _________, 2008, and adopted by a majority of the members of the Board of Directors.

Section 2. Action by Shareholders.

The Shareholders of the Corporation entitled to vote in respect of the Amendment, adopted the proposed Amendment. The Amendment was adopted at a meeting of the Shareholders held on  . The result of such vote is as follows:

Common Shares entitled to vote:
Common Shares voted in favor:
Common Shares voted against:
Common Shares not voted:

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Preferred Shares entitled to vote:	-0-
Preferred Shares voted in favor:	-0-
Preferred Shares voted against:	-0-

Section 3. Compliance with Legal Requirements.

The manner of adoption of the Amendment, and the vote by which it was adopted, constitute full legal compliance with the provision of the Law, the Amended and Restated Articles of Incorporation and the Bylaws of the Corporation.

ARTICLE III

Statement of Changes Made With Respect to
Any Increase in the Number of Shares
Heretofore Authorized

Aggregate Number of Shares Previously Authorized:	201,000,000

Increase:	100,000,000

Aggregate Number of Shares to be Authorized After Effect of this Amendment:	301,000,000

I hereby verify subject to the penalties of perjury that the facts contained herein are true.

Current Officer’s Signature
Officer’s Printed Name	Ronald D. Hunter
Officer’s Title	Chairman, CEO and President

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